Form 10-K405, Exhibit 13
period 1995-09-24
HUTCHINSON TECHNOLOGY INC
filed 1995-12-12
CIK 772897

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION



          The following table sets forth the Company's Consolidated Statements of Operations as a percentage of net sales and the percentage change in the amount of such items from period to period.


                                                             Percentage of Net Sales           Percentage Change
                                                           -------------------------      ----------------------------
                                                           1995      1994      1993       1995 to 1994    1994 to 1993
          ------------------------------------------------------------------------------------------------------------
          NET SALES                                        100%      100%      100%               26%             20%
          COST OF SALES                                     75        84        78                13              29
          ------------------------------------------------------------------------------------------------------------
              GROSS PROFIT                                  25        16        22                88             (12)
          RESEARCH AND DEVELOPMENT EXPENSE                   5         4         5                74             (12)
          SELLING, GENERAL AND ADMINISTRATIVE EXPENSE       10         9        12                30              (7)
          ------------------------------------------------------------------------------------------------------------
              INCOME FROM OPERATIONS                        10         3         5               272             (22)
          OTHER INCOME                                       -         -         1                25             (17)
          INTEREST EXPENSE                                  (1)        -         -               165             292
          ------------------------------------------------------------------------------------------------------------
              INCOME BEFORE INCOME TAXES                     9         3         6               249             (28)
          PROVISION FOR INCOME TAXES                         2         1         2               212             (19)
          ------------------------------------------------------------------------------------------------------------
              NET INCOME                                     7         2         4               258             (31)
          ------------------------------------------------------------------------------------------------------------
          ------------------------------------------------------------------------------------------------------------

MARKET TRENDS - The Company expects that the expanding use of smaller computers, increasingly complex software and the emergence of new applications for disk storage, all of which have contributed to the historical year-to-year increases in disk drive production will continue for the foreseeable future. As heads become still smaller, as with pico-sized heads, or require more leads, as with those of magneto-resistive (MR) design, the Company believes "TRACE-TM- suspension assemblies", suspensions integrated with electrical leads, will be of increasing importance. The Company believes demand for disk drives will continue to be subject, as it has in the past, to rapid short-term changes resulting from, among other things, changes in disk drive inventory levels, responses to competitive price changes and unpredicted high or low market acceptance of new disk drive models.
                Due to the dynamic nature of the disk drive industry, the Company has historically experienced significant unforeseen fluctuations in demand for certain or all of its components. Also, the introduction of new types or sizes of read/write heads and new disk drive designs tends to decrease customers' yields with the result that the Company may experience a temporary elevation of demand for some types of suspension assemblies. The advent of new heads and new disk drive designs may require rapid development and implementation of new suspension types which may temporarily reduce the Company's manufacturing yields and efficiencies. There can be no assurance that such changes will not continue to affect the Company.
                The Company has experienced continually declining selling prices due to product maturity and competitive pricing pressures. These forces are often temporarily offset when new products, having initially higher selling prices, enter the market.


                                                                              15
                                                                        --------

FISCAL 1995 OPERATIONS - Net sales for 1995 were $299,998,000, an increase of
          $61,204,000 or 26% compared to 1994. This increase was primarily attributable to the Company shipping approximately 31% more suspension assemblies during 1995 than 1994.
                Gross profit for 1995 was $73,763,000, an increase of $34,517,000 or 88% compared to 1994, and gross profit as a percent of net sales increased from 16% to 25%. The increase in gross profit and gross profit as a percent of net sales was primarily due to improving manufacturing efficiencies and higher sales volume, as noted above.
                The majority of the research and development expenses are
          attributable to the development of new suspension assembly types to meet customers' changing requirements. Research and development expenses for 1995 were $15,041,000, an increase of $6,415,000 or 74% compared to 1994. The higher expenses were primarily due to a charge of $2,500,000 related to the technology sharing agreement with IBM (see Liquidity, Capital Resources and Other Matters below) and increased labor expenses of $1,841,000.
                Selling, general and administrative expenses for 1995 were $29,801,000, an increase of $6,961,000 or 30% compared to 1994. The increased expenses were primarily due to additional profit sharing expenses of $2,198,000 and increased labor expenses of $2,197,000. As a percentage of net sales, selling, general and administrative expenses increased from 9% to 10%.
                Other income for 1995 was $1,462,000, an increase of $291,000 or 25% compared to 1994. The increase was primarily a result of a $1,324,000 increase in interest income as a result of a higher average investment balance offset partially by a $825,000 decrease in income derived from licensing agreements.
                Interest expense for 1995 was $2,636,000, an increase of $1,641,000 as a result of higher outstanding debt and lower capitalization of interest.
                The income tax provision for 1995 was based on an effective tax rate for the year of 24% which was below the statutory federal rate primarily due to the large portion of sales that qualify for the benefit of the Company's Foreign Sales Corporation.
                Net income for 1995 was $21,078,000, an increase of $15,198,000 compared to 1994. The increase was primarily due to improving manufacturing efficiencies and higher sales volume, as noted above.

FISCAL 1994 OPERATIONS - Net sales for 1994 were $238,794,000, an increase of $40,060,000 or 20% compared to 1993. This increase was primarily attributable to the Company shipping approximately 35% more suspension assemblies during 1994 than 1993, offset somewhat by a lower average selling price due to shifts in product mix.
                Gross profit for 1994 was $39,246,000, a decrease of $5,177,000 or 12% compared to 1993, and gross profit as a percent of net sales decreased from 22% to 16%. The decrease in gross profit and gross profit as a percent of net sales was primarily due to an $18,232,000 increase in labor expenses, a $7,328,000 increase in depreciation expense and lower production yields and efficiencies on newer suspension assembly types.
                Research and development expenses for 1994 were $8,626,000, a decrease of $1,220,000 or 12% compared to 1993. The lower expenses were primarily in medical products development as a result of a narrower product focus.
                Selling, general and administrative expenses for 1994 were $22,840,000, a decrease of $1,776,000 or 7% compared to 1993. The decreased expenses were primarily due to decreased profit sharing expense. As a percentage of net sales, selling, general and administrative expenses decreased from 12% to 9%.


16
--------

                Other income for 1994 was $1,171,000, a decrease of $232,000 or 17% compared to 1993. The decrease was primarily a result of a $959,000 decrease in interest income as a result of a lower average investment balance offset in part by $712,000 in income derived from licensing agreements.
                Interest expense for 1994 was $995,000, an increase of $741,000 as a result of additional outstanding debt.
                The income tax provision for 1994 was based on an effective tax rate for the year of 26% which was below the statutory federal rate primarily due to the large amount of sales that qualify for the benefit of the Company's Foreign Sales Corporation.
                Net income for 1994 was $5,880,000, a decrease of $2,674,000 compared to 1993. The decrease was primarily due to higher labor and depreciation expenses and lower production yields and efficiencies, as noted above.

FISCAL 1993 OPERATIONS - Net sales for 1993 were $198,734,000, an increase of
          $38,394,000 or 24% compared to 1992. This increase was primarily attributable to the Company shipping approximately 27% more suspension assemblies during 1993 than 1992. To a lesser extent, sales also increased due to a shift in the suspension assembly sales mix towards more precise, higher value products.
                Gross profit for 1993 was $44,423,000, an increase of $4,162,000 or 10% compared to 1992. The increase was primarily a result of the higher sales volume noted above. Gross profit as a percent of net sales decreased from 25% in 1992 to 22% in 1993 as a result of reduced and fluctuating demand for older suspension assembly types and a rapid shift toward newer types. This rapid shift during the second half of the fiscal year reduced the Company's manufacturing efficiencies.
                Research and development expenses for 1993 were $9,846,000, an increase of $4,076,000 or 71% compared to 1992. This increase was attributable to the development of new suspension assembly types to meet customers' changing demand and medical products development. The Company spent $2,945,000 and $1,949,000 for medical products development in 1993 and 1992, respectively.
                Selling, general and administrative expenses for 1993 were $24,616,000, an increase of $3,706,000 or 18% compared to 1992. The higher spending was attributable to increased salaries, supplies and lease expenses.
                Interest expense decreased $962,000 as a result of lower outstanding debt, increased capitalization of interest expense and a lower average interest rate due to an interest rate swap agreement.
                The income tax provision for 1993 represents an overall
          effective tax rate of 23%. This was lower than the federal statutory rate primarily due to the tax benefit derived from the Company's Foreign Sales Corporation.
                Net income for 1993 was $8,554,000, a decrease of $4,295,000 compared to 1992. Decreased manufacturing efficiencies, noted above, along with the increased research and development and selling, general and administrative expenses contributed to the decrease in net income.

LIQUIDITY, CAPITAL RESOURCES AND OTHER MATTERS - Principal sources of liquidity are cash flow from operations, cash balances and additional financing capacity. The Company's cash and cash equivalents increased to $30,479,000 at September 24, 1995 compared to $18,570,000 at September 25, 1994. The Company generated cash from operating activities of $57,814,000 in fiscal 1995 compared to $11,967,000 in fiscal 1994 and
          $22,449,000 in fiscal 1993.


                                                                              17
                                                                        --------

                Cash used for capital expenditures totaled $44,472,000 in fiscal 1995 compared to $29,540,000 in fiscal 1994 and $46,768,000 in fiscal
          1993. The expenditures in fiscal 1995 were primarily for manufacturing and support equipment at the Company's manufacturing facilities, initial construction of the Eau Claire suspension assembly manufacturing facility and for office space at the Hutchinson site. The Company anticipates, but is not contractually committed to, fiscal 1996 expenditures of approximately $120,000,000 primarily for manufacturing and support equipment, the completion of the Eau Claire suspension assembly manufacturing facility and the initial construction of the Company's second photoetch facility at the Eau Claire site. Financing of these capital expenditures will be principally from internally generated funds, cash balances and/or additional financing capacity.
                The Company maintains a $15,000,000 unsecured working capital line of credit agreement with Harris Trust and Savings Bank and Norwest Bank Minnesota, National Association. At September 24, 1995 the Company had no borrowings under this agreement. The Company's maturities of long-term debt for the five years subsequent to September 24, 1995 are $4,255,000, $5,710,000, $5,290,000, $4,570,000,
          and $3,950,000, respectively. The Company's debt agreements contain various restrictive covenants. The Company is in compliance with all such covenants.
                The Company has entered into a Technology Transfer and Development Agreement (the "Development Agreement") and a Patent License Agreement with IBM. Under the Development Agreement, IBM will make available to the Company the results of many years of research by IBM into a new type of suspension, called an integrated lead suspension. The Company and IBM will pursue joint research and development efforts to complete the commercialization of integrated lead suspension designs. The Company itself already has devoted substantial efforts independent of IBM to the research and development of "TRACE-TM- suspension assemblies", or "TSA-TM- suspension assemblies", and will contribute its existing TSA-TM- technology to the joint effort. Under the Development Agreement, the Company is required to make periodic payments over the next four fiscal years totaling $2,500,000, all of which was reflected as a one-time expense during the third quarter of fiscal 1995. Upon shipment of a specified cumulative quantity of integrated lead suspensions, the Company will be required to pay additional fixed sums totaling $5,500,000 over four fiscal years. This sum will be charged as a one-time expense in the period the specified quantity of integrated lead suspensions are shipped, which may occur in fiscal 1996.
                The Company is involved in certain environmental and legal matters which may result in additional future cash requirements. See the discussion of these matters in Note 6, "Commitments and Contingencies", to the consolidated financial statements.
                The Company believes that its cash and cash equivalents, additional cash to be generated from operations, its existing bank facilities and additional financing capacity will be sufficient to meet the Company's current and long-term liquidity, debt installments, and capital requirements.
                During fiscal 1995, the Company adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), requires impairment losses on long-lived assets to be recognized when an asset's book value exceeds its expected future cash flows (undiscounted). The effect of adoption of SFAS 121 did not have a material impact on the financial position or results of operations of the Company.

INFLATION - Management believes inflation has not had a material effect on the Company's operations or on its financial condition. There can be no assurance, however, that the Company's business will not be affected by inflation in the future.


18
--------

CONSOLIDATED STATEMENTS OF OPERATIONS
HUTCHINSON TECHNOLOGY INCORPORATED AND SUBSIDIARIES


          (In thousands, except per share data)                   1995               1994               1993
          ---------------------------------------------------------------------------------------------------
           NET SALES                                          $299,998           $238,794           $198,734
           COST OF SALES                                       226,235            199,548            154,311
          ---------------------------------------------------------------------------------------------------
               GROSS PROFIT                                     73,763             39,246             44,423
           RESEARCH AND DEVELOPMENT EXPENSE                     15,041              8,626              9,846
           SELLING, GENERAL AND ADMINISTRATIVE EXPENSE          29,801             22,840             24,616
          ---------------------------------------------------------------------------------------------------
               INCOME FROM OPERATIONS                           28,921              7,780              9,961
           OTHER INCOME                                          1,462              1,171              1,403
           INTEREST EXPENSE                                     (2,636)              (995)              (254)
          ---------------------------------------------------------------------------------------------------
               INCOME BEFORE INCOME TAXES                       27,747              7,956             11,110
           PROVISION FOR INCOME TAXES                            6,669              2,076              2,556
          ---------------------------------------------------------------------------------------------------
               NET INCOME                                     $ 21,078           $  5,880           $  8,554
          ---------------------------------------------------------------------------------------------------
          ---------------------------------------------------------------------------------------------------
           NET INCOME PER COMMON AND
               COMMON EQUIVALENT SHARE                        $   3.84           $   1.08           $   1.58
          ---------------------------------------------------------------------------------------------------
          ---------------------------------------------------------------------------------------------------
           WEIGHTED AVERAGE COMMON AND
               COMMON EQUIVALENT SHARES OUTSTANDING              5,493              5,446              5,409
          ---------------------------------------------------------------------------------------------------
          ---------------------------------------------------------------------------------------------------






SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.                  19
                                                                        --------

CONSOLIDATED BALANCE SHEETS
HUTCHINSON TECHNOLOGY INCORPORATED AND SUBSIDIARIES





                                                                            SEPTEMBER 24,      September 25,
          (In thousands)                                                            1995               1994
          --------------------------------------------------------------------------------------------------
ASSETS
          CURRENT ASSETS:
             CASH AND CASH EQUIVALENTS                                         $  30,479           $ 18,570
             SECURITIES AVAILABLE FOR SALE                                         1,190                  -
             RECEIVABLES, NET                                                     40,683             39,115
             INVENTORIES                                                          13,298              9,529
             PREPAID TAXES AND OTHER EXPENSES                                      4,842              3,611
          --------------------------------------------------------------------------------------------------
                TOTAL CURRENT ASSETS                                              90,492             70,825
          --------------------------------------------------------------------------------------------------
          PROPERTY, PLANT AND EQUIPMENT, AT COST:
             LAND, BUILDINGS AND IMPROVEMENTS                                     35,371             32,885
             EQUIPMENT                                                           150,866            132,137
             CONSTRUCTION IN PROGRESS                                             22,804             11,123
             LESS: ACCUMULATED DEPRECIATION                                     (115,225)           (98,258)
          --------------------------------------------------------------------------------------------------
                NET PROPERTY, PLANT AND EQUIPMENT                                 93,816             77,887
          --------------------------------------------------------------------------------------------------
          OTHER ASSETS                                                             6,590              2,436
          --------------------------------------------------------------------------------------------------
                                                                               $ 190,898           $151,148
          --------------------------------------------------------------------------------------------------
          --------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' INVESTMENT
          CURRENT LIABILITIES:
             CURRENT MATURITIES OF LONG-TERM DEBT                              $   4,255           $  2,380
             ACCOUNTS PAYABLE AND ACCRUED EXPENSES                                13,907              7,327
             ACCRUED COMPENSATION                                                 13,628              8,686
             ACCRUED INCOME TAXES                                                  4,418                436
          --------------------------------------------------------------------------------------------------
                TOTAL CURRENT LIABILITIES                                         36,208             18,829
          --------------------------------------------------------------------------------------------------
          LONG-TERM DEBT AND OTHER                                                34,945             37,700
          --------------------------------------------------------------------------------------------------
          COMMITMENTS AND CONTINGENCIES (NOTE 6)
          SHAREHOLDERS' INVESTMENT:
             COMMON STOCK, $.02 PAR VALUE, 15,000,000 SHARES AUTHORIZED,
                5,447,000 AND 5,333,000 ISSUED AND OUTSTANDING                       109                107
             ADDITIONAL PAID-IN CAPITAL                                           43,261             39,215
             RETAINED EARNINGS                                                    76,375             55,297
          --------------------------------------------------------------------------------------------------
                TOTAL SHAREHOLDERS' INVESTMENT                                   119,745             94,619
          --------------------------------------------------------------------------------------------------
                                                                               $ 190,898           $151,148
          --------------------------------------------------------------------------------------------------
          --------------------------------------------------------------------------------------------------

20   SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------

CONSOLIDATED STATEMENTS OF CASH FLOWS
HUTCHINSON TECHNOLOGY INCORPORATED AND SUBSIDIARIES




          (IN THOUSANDS)                                             1995               1994               1993
          ------------------------------------------------------------------------------------------------------
            CASH FLOWS FROM OPERATING ACTIVITIES:
               NET INCOME                                        $ 21,078           $  5,880           $  8,554
               ADJUSTMENTS TO RECONCILE NET INCOME
                  TO CASH PROVIDED BY OPERATING ACTIVITIES:
                     DEPRECIATION AND AMORTIZATION                 28,174             23,974             15,737
                     DEFERRED TAX BENEFIT                          (2,498)            (1,493)            (1,591)
                     LOSS ON DISPOSAL OF ASSETS                       403                 49                150
                     CHANGES IN OPERATING ASSETS AND
                        LIABILITIES (NOTE 7)                       10,657            (16,443)              (401)
          ------------------------------------------------------------------------------------------------------
               CASH PROVIDED BY OPERATING ACTIVITIES               57,814             11,967             22,449
          ------------------------------------------------------------------------------------------------------
            CASH FLOWS FROM INVESTING ACTIVITIES:
               CAPITAL EXPENDITURES                               (44,472)           (29,540)           (46,768)
               PROCEEDS FROM THE SALE OF EQUIPMENT                      -                 66                 40
               PURCHASES OF MARKETABLE SECURITIES                  (3,080)                 -            (18,052)
               SALES OF MARKETABLE SECURITIES                       1,890              3,547             31,267
          ------------------------------------------------------------------------------------------------------
               CASH USED FOR INVESTING ACTIVITIES                 (45,662)           (25,927)           (33,513)
          ------------------------------------------------------------------------------------------------------
            CASH FLOWS FROM FINANCING ACTIVITIES:
               PROCEEDS FROM ISSUANCE OF LONG-TERM DEBT                 -             43,500              2,000
               REPAYMENTS OF LONG-TERM DEBT                        (2,380)           (15,880)            (6,164)
               NET PROCEEDS FROM ISSUANCE
                  OF COMMON STOCK                                   2,137                 50              3,110
          ------------------------------------------------------------------------------------------------------
               CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES      (243)            27,670             (1,054)
          ------------------------------------------------------------------------------------------------------
            NET INCREASE (DECREASE) IN CASH AND
               CASH EQUIVALENTS                                    11,909             13,710            (12,118)
            CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR         18,570              4,860             16,978
          ------------------------------------------------------------------------------------------------------
            CASH AND CASH EQUIVALENTS AT END OF YEAR             $ 30,479           $ 18,570           $  4,860
          ------------------------------------------------------------------------------------------------------
          ------------------------------------------------------------------------------------------------------




SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.                  21
                                                                        --------

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
HUTCHINSON TECHNOLOGY INCORPORATED AND SUBSIDIARIES




                                                            Common Stock         Additional
                                                        --------------------        Paid-In        Retained
          (In thousands)                                Shares        Amount        Capital        Earnings
          --------------------------------------------------------------------------------------------------
            Balance, September 27, 1992                  5,173          $103        $36,059         $40,863
               Exercise of stock options                   175             4          3,810               -
               Common stock issuance                         1             -             31               -
               Common stock retirements                    (18)            -           (735)              -
               Net income                                    -             -              -           8,554
          --------------------------------------------------------------------------------------------------
            Balance, September 26, 1993                  5,331           107         39,165          49,417
               Exercise of stock options                     2             -             50               -
               Net income                                    -             -              -           5,880
          --------------------------------------------------------------------------------------------------
            Balance, September 25, 1994                  5,333           107         39,215          55,297
               Exercise of stock options                   115             2          4,067               -
               Common stock issuance                         -             -             12               -
               Common stock retirements                     (1)            -            (33)              -
               Net income                                    -             -              -          21,078
          --------------------------------------------------------------------------------------------------
            BALANCE, SEPTEMBER 24, 1995                  5,447          $109        $43,261         $76,375
          --------------------------------------------------------------------------------------------------
          --------------------------------------------------------------------------------------------------




22        SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HUTCHINSON TECHNOLOGY INCORPORATED AND SUBSIDIARIES

(COLUMNAR DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)





1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Hutchinson Technology Incorporated and its subsidiaries (the Company), all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

          RECLASSIFICATIONS - Certain 1994 amounts in the accompanying consolidated financial statements have been reclassified to conform to the 1995 presentation. These reclassifications had no effect on previously reported net income or shareholders' investment.

          FISCAL YEAR - The Company's fiscal year is the fifty-two/fifty-three week period ending on the last Sunday in September. The fiscal years ended September 24, 1995, September 25, 1994 and September 26, 1993 are fifty-two week periods.

          NEW ACCOUNTING PRONOUNCEMENT - Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of" ("SFAS 121"), requires impairment losses on long-lived assets to be recognized when an asset's book value exceeds its expected future cash flows (undiscounted). The Company adopted SFAS 121 in fiscal 1995 and it did not have a material impact on the financial position or results of operations of the Company.
               Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), requires pro forma disclosure of net income and earnings per share as if the fair value based method of accounting had been applied. The Company expects to adopt SFAS 123 in fiscal 1996 and anticipates it will not have a material impact on the financial position or results of operations of the Company.

          REVENUE RECOGNITION AND CUSTOMERS - The Company recognizes revenue upon the shipment of completed products. An analysis of customer sales is as follows:

          Percentage of Net Sales                  1995        1994         1993
          ----------------------------------------------------------------------
           SEAGATE TECHNOLOGY INCORPORATED          36%         31%          25%
           READ-RITE CORPORATION                    19          23           21
           YAMAHA CORPORATION                       13           9            6
           SAE MAGNETICS, LTD.                       9           7            8
           IBM                                       9           5            8
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------

               Sales to the Company's five largest customers constituted 86%, 75% and 69% of net sales for fiscal 1995, 1994 and 1993, respectively.


                                                                              23
                                                                        --------

               Sales to foreign locations were as follows:

                                                   1995        1994         1993
          ----------------------------------------------------------------------
           FOREIGN-BASED ENTERPRISES          $ 46,075      $29,394      $29,281
           FOREIGN SUBSIDIARIES OF
              U.S. CORPORATIONS                 54,398       14,126        4,375
          ----------------------------------------------------------------------
                                              $100,473      $43,520      $33,656
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------

               The majority of these foreign location sales were to the Pacific Rim region. In addition, the Company had significant sales to U.S. corporations which used the Company's products in their offshore manufacturing sites.

          CASH, CASH EQUIVALENTS - Cash equivalents consist of all highly liquid investments with original maturities of ninety days or less.

          SECURITIES AVAILABLE FOR SALE - Securities available for sale consist of U.S. Treasury bills. The Company follows the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The securities available for sale have been pledged for certain self-insured reserves. The pledged amounts totaled $1,190,000 at September 24, 1995 and none at September 25, 1994.

          RECEIVABLES - The Company grants credit to customers, but generally does not require collateral or any other security to support amounts due. Receivables are net of allowances of $1,924,000 at September 24, 1995 and $1,886,000 at September 25, 1994.

          INVENTORIES - All inventories are stated at the lower of last-in, first-out (LIFO) cost or market. Inventories consist of the following at September 24, 1995 and September 25, 1994:

                                                   1995        1994
          ----------------------------------------------------------
           RAW MATERIALS                       $  3,019      $4,339
           WORK IN PROCESS                        3,159       3,139
           FINISHED GOODS                         7,455       2,581
           LIFO RESERVE                            (335)       (530)
          ----------------------------------------------------------
                                               $ 13,298      $9,529
          ----------------------------------------------------------
          ----------------------------------------------------------

          PROPERTY AND DEPRECIATION - Property, plant and equipment are stated at cost. Costs of renewals and betterments are capitalized and depreciated. Maintenance and repairs are charged to expense as incurred.
               Property is depreciated using primarily accelerated methods for both financial and tax reporting purposes. Estimated useful lives for financial reporting purposes are as follows:

               Buildings and improvements         4 to 25 years
               Equipment                           3 to 5 years

          ENGINEERING AND PROCESS DEVELOPMENT - The Company's engineers and technicians are responsible for the development of new products and process technologies and implementation of process improvements. Expenditures related to these activities totaled $32,567,000 in 1995, $25,663,000 in 1994 and $24,552,000 in 1993. Of these amounts, approximately $15,041,000 in 1995, $8,626,000 in 1994 and $9,846,000
          in 1993 are classified as research and development expense.


24
--------

          INCOME TAXES - Deferred taxes are provided at currently enacted tax rates on all significant temporary differences.

          NET INCOME PER SHARE - Net income per share, which is approximately equivalent on both a primary and fully diluted basis, is based, to the extent dilutive, on the weighted average number of common and common equivalent shares outstanding.

2 FINANCING ARRANGEMENTS


          Long-term Debt                                   1995           1994
          ----------------------------------------------------------------------
          SENIOR UNSECURED NOTES, 7.46%, PAYABLE IN
             VARYING SEMI-ANNUAL INSTALLMENTS THROUGH
             FEBRUARY 2004                                $30,000       $30,000
          SENIOR UNSECURED NOTES, 10.3%, PAYABLE IN
             VARYING ANNUAL INSTALLMENTS THROUGH
             OCTOBER 1998                                   4,640         5,980
          VARIABLE RATE DEMAND NOTE, CITY OF HUTCHINSON,
             PAYABLE IN VARYING ANNUAL INSTALLMENTS
             THROUGH JUNE 2004                              1,700         1,800
          SENIOR UNSECURED NOTES, 10.1%, PAYABLE IN
             VARYING ANNUAL INSTALLMENTS THROUGH
             JULY 1997                                      1,360         2,300
          ----------------------------------------------------------------------
                                                           37,700        40,080
          LESS-CURRENT MATURITIES                          (4,255)       (2,380)
          ----------------------------------------------------------------------
                                                          $33,445       $37,700
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------

               The Company maintains a $15,000,000 unsecured working capital line of credit agreement with Harris Trust and Savings Bank and Norwest Bank Minnesota, National Association. At September 24, 1995 the Company had no borrowings under this agreement.
               The Company's financing agreements contain certain restrictive covenants which require the Company, among other things, to maintain specified levels of net income, working capital, tangible net worth and financial ratios, and also impose limitations on capital expenditures, additional indebtedness, leases, guarantees, and the payment of dividends. The Company is in compliance with all such covenants of the above agreements. In addition, certain equipment is pledged as collateral for the variable rate demand note.
               Maturities of long-term debt for the five years subsequent to September 24, 1995 are as follows:


          ------------------------------------------------------------
          1996                                                 $ 4,255
          1997                                                   5,710
          1998                                                   5,290
          1999                                                   4,570
          2000                                                   3,950
          THEREAFTER                                            13,925
          ------------------------------------------------------------
                                                               $37,700
          ------------------------------------------------------------
          ------------------------------------------------------------


                                                                        --------

               Effective March 30, 1992, the Company entered into an interest rate swap agreement with Harris Trust and Savings Bank (Harris) in an effort to reduce overall interest cost on its 10.3% fixed rate notes due October 28, 1998. The agreement effectively changes the Company's interest rate on $4,640,000 of these notes to a floating rate of 10.3% less the difference between 6.0% and the LIBOR. The Company has purchased a cap on the LIBOR rate at 6%. The interest rate swap agreement matures on October 28, 1996. The Company is exposed to credit loss in the event of nonperformance by Harris; however, the Company does not anticipate such nonperformance.

3 INCOME TAXES

          The provision for income taxes consists of the following:


                                                  1995        1994        1993
          ----------------------------------------------------------------------
          CURRENT
             FEDERAL                            $ 8,142     $ 3,123     $ 3,343
             STATE                                1,025         446         804
          DEFERRED                               (2,498)     (1,493)     (1,591)
          ----------------------------------------------------------------------
                                                $ 6,669     $ 2,076     $ 2,556
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------



          The deferred benefit is composed of the following:

                                                  1995        1994        1993
          ----------------------------------------------------------------------
          ASSET BASES, LIVES AND DEPRECIATION
             METHODS                           $   (552)    $(1,002)   $   (677)
          RESERVES AND ACCRUALS NOT CURRENTLY
             DEDUCTIBLE                          (1,534)        (60)       (910)
          TAX CREDITS                              (407)       (427)          -
          OTHER, NET                                 (5)         (4)         (4)
          ----------------------------------------------------------------------
                                                $(2,498)    $(1,493)    $(1,591)
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------

          A reconciliation of the federal statutory tax rate to the effective tax rate is as follows:
                                                    1995        1994        1993
          ----------------------------------------------------------------------
          STATUTORY FEDERAL INCOME TAX RATE          35%         34%         34%
          EFFECT OF:
             STATE INCOME TAXES, NET OF FEDERAL
               INCOME TAX BENEFITS                    2           4           3
             TAX BENEFITS OF THE FOREIGN SALES
               CORPORATION                          (12)        (12)        (15)
             OTHER, NET                              (1)          -           1
          ----------------------------------------------------------------------
                                                     24%         26%         23%
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------


               Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At September 24, 1995, the Company had unused tax credits of $4,933,000, of which $3,538,000 can be carried forward indefinitely, and unused tax credits of $1,395,000 which expire at
--------
26
various dates through 2010. A valuation allowance of $2,235,000 has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the benefit of certain tax credits.
The following is a table of the significant components of the Company's deferred tax assets as of September 24, 1995:


          Deferred Tax Assets                        SEPTEMBER 24, 1995    September 25, 1994
          -----------------------------------------------------------------------------------
          CURRENT DEFERRED TAX ASSETS
             SALES AND ACCOUNTS RECEIVABLES               $   702              $   687
             INVENTORIES                                    1,830                1,568
             ACCRUALS AND OTHER RESERVES                    1,783                  935
          -----------------------------------------------------------------------------------
             TOTAL CURRENT DEFERRED TAX ASSETS              4,315                3,190

          LONG-TERM DEFERRED TAX ASSETS (LIABILITIES)
             PROPERTY, PLANT AND EQUIPMENT                  2,858                 (105)
             ACCRUALS AND OTHER RESERVES                      602                    -
             TAX CREDITS                                    4,933                3,875
             VALUATION ALLOWANCE                           (2,235)              (1,601)
          -----------------------------------------------------------------------------------
             TOTAL LONG-TERM DEFERRED TAX ASSETS            6,158                2,169
          -----------------------------------------------------------------------------------
          TOTAL DEFERRED TAX ASSETS                       $10,473              $ 5,359
          -----------------------------------------------------------------------------------
          -----------------------------------------------------------------------------------

               The Internal Revenue Service is currently examining the Company's fiscal 1991, 1992 and 1993 income tax returns. The Company anticipates that the results of the examination will not significantly impact the Company's financial position.

4 FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          CASH AND CASH EQUIVALENTS -- The carrying amount approximates fair value because of the short maturity of these instruments.

          SECURITIES AVAILABLE FOR SALE -- The fair value of these instruments is based on quoted market prices.

          LONG-TERM DEBT -- The fair value of the Company's long-term debt is estimated based on the discounted value of the future cash flows expected to be paid on the loans. The discount rate used to estimate the fair value of the loans is the rate currently available to the Company for loans with similar terms and maturities.

             The estimated fair values of the Company's financial instruments are as follows:

                                                         1995                          1994
                                            -----------------------------------------------------------
                                            CARRYING AMOUNT  FAIR VALUE   Carrying Amount  Fair Value
          ---------------------------------------------------------------------------------------------
          CASH AND CASH EQUIVALENTS             $30,479        $30,479       $18,570        $18,570
          SECURITIES AVAILABLE FOR SALE           1,190          1,190             -              -
          LONG-TERM DEBT                         37,700         37,593        40,080         40,282
          ---------------------------------------------------------------------------------------------

                                                                        --------

5 EMPLOYEE BENEFITS

          STOCK OPTIONS - In January 1995, the shareholders approved an amendment to the 1988 Stock Option Plan under which up to 1,000,000 common shares are reserved for issuance of which options representing 631,345 common shares have been granted as of September 24, 1995. Options may be granted to any employee, including officers and directors of the Company, prior to May 31, 1998, at a price not less than the fair market value of the Company's common stock at the date the options are granted. The plan limits the number of shares for which any single employee may be granted options in any one calendar year to 100,000 and options generally expire ten years from the date of grant or at an earlier date as determined by the committee of the Board of Directors that administers the Plan.

               Options granted under the 1988 Stock Option Plan may not be exercised for at least six months from the date of grant.

                                             1988 Stock   Stock Option
                                            Option Plan      Agreement
          ------------------------------------------------------------
          Balance, September 27, 1992           339,225         87,500
             Granted at $21.50                   50,000              -
             Exercised at $5.20 to $12.75       (87,375)       (87,500)
          ------------------------------------------------------------
          Balance, September 26, 1993           301,850              -
             Granted at $31.00                   53,800              -
             Exercised at $7.75 to $24.50        (2,400)             -
             Expired                                (25)             -
          ------------------------------------------------------------
          Balance, September 25, 1994           353,225              -
             Granted at $23.25                  127,420              -
             Exercised at $6.00 to $31.00      (115,003)             -
          ------------------------------------------------------------
          BALANCE, SEPTEMBER 24, 1995           365,642              -
          ------------------------------------------------------------

          EMPLOYEE BENEFIT PLANS - The Company has a defined contribution plan covering its employees. The Company's contributions to the plan were $3,979,000 in 1995, $2,241,000 in 1994 and $1,790,000 in 1993.

               The Company sponsors a comprehensive medical and dental plan for qualified employees that is funded by contributions from both the Company and plan participants. Contributions are made through a Voluntary Employee's Benefit Association Trust. The Company recognized expense related to these plans of $10,427,000 in 1995, $10,001,000 in 1994 and $5,592,000 in 1993.



28
------

6 COMMITMENTS AND CONTINGENCIES

          The Company is committed under various operating lease agreements. Total rent expense under these operating leases was $4,866,000 in 1995, $4,199,000 in 1994 and $3,760,000 in 1993. Future minimum payments for all operating leases with initial or remaining terms of one year or more subsequent to September 24, 1995 are as follows:

          -----------------------------------
          1996                         $4,222
          1997                          3,445
          1998                          2,570
          1999                          1,442
          2000 AND THEREAFTER           1,751
          -----------------------------------

               The Company has entered into a Technology Transfer and Development Agreement (the "Development Agreement") and a Patent License Agreement with IBM. Under the Development Agreement, IBM will make available to the Company the results of many years of research by IBM into a new type of suspension, called an integrated lead suspension. The Company and IBM will pursue joint research and development efforts to complete the commercialization of integrated lead suspension designs. The Company itself already has devoted substantial efforts independent of IBM to the research and development of "TRACE-TM- suspension assemblies", or "TSA-TM- suspension assemblies", and will contribute its existing TSA-TM- technology to the joint effort. Under the Development Agreement, the Company is required to make periodic payments over the next four fiscal years totaling $2,500,000, all of which was reflected as a one-time expense during the third quarter of fiscal 1995. Upon shipment of a specified cumulative quantity of integrated lead suspensions, the Company will be required to pay additional fixed sums totaling $5,500,000 over four fiscal years. This sum will be charged as a one-time expense in the period the specified quantity of integrated lead suspensions are shipped, which may occur in fiscal 1996.

               In August of 1988, the Company and hundreds of other corporations were informed that they are "potentially responsible parties" under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) as generators of hazardous waste disposed of at a waste site in Gary, Indiana. In December of 1989, the Company settled its potential liability under a cost recovery action by paying $9,000 of the surface cleanup costs (estimated to have been more than $2,000,000 in the aggregate). The settlement did not resolve the potential liability, if any, of the Company for future cleanup costs relating to soil and ground water contamination.

               The United States Environmental Protection Agency (USEPA) notified the Company in September 1993 of its further potential liability for reimbursement of the cost of future additional cleanup of the Gary, Indiana site, in connection with the Company's status as a "potentially responsible party" under CERCLA. The Company responded to the USEPA that it is willing to cooperate with the agency in resolving its potential liability regarding this site, and informing the USEPA that the Company previously had entered into a settlement agreement with other potentially responsible parties, under which the Company may be entitled to indemnification for some or all of the liabilities referred to in the USEPA notice.


                                                                              29
                                                                           -----

               The Company and a number of other parties currently are negotiating with the USEPA regarding the terms of a proposed further settlement of all remaining potential site liabilities.

               The Company and certain users of the Company's products have from time to time received, and may in the future receive, communications from third parties asserting patents against the Company or its customers which may relate to certain of the Company's manufacturing equipment or products or to products which include the Company's products as a component. Although the Company has not been a party to any material intellectual property litigation, certain of its customers have been sued on patents having claims closely related to products sold by the Company. In the event any third party were to make a valid infringement claim and a license were not available on terms acceptable to the Company, the Company's operating results could be adversely affected.

               The Company is party to certain other claims arising in the ordinary course of business. In the opinion of management, the outcome of such claims will not materially affect the Company's current or future financial position or results of operations.


7 SUPPLEMENTARY CASH FLOW INFORMATION

                                                                  1995           1994          1993
          -----------------------------------------------------------------------------------------
          CHANGES IN OPERATING ASSETS AND LIABILITIES:
             RECEIVABLES, NET                                 $(1,568)      $(16,795)       $ 3,134
             INVENTORIES                                       (3,769)        (1,630)        (2,261)
             PREPAID TAXES AND OTHER EXPENSES                  (1,231)         1,023         (2,237)
             ACCOUNTS PAYABLE AND ACCRUED LIABILITIES          15,725            959            963
             OTHER NON-CURRENT LIABILITIES                      1,500             --             --
          -----------------------------------------------------------------------------------------
                                                              $10,657       $(16,443)       $  (401)
          -----------------------------------------------------------------------------------------
          CASH PAID FOR:
             INTEREST (NET OF AMOUNT CAPITALIZED)             $ 2,655       $    767        $   326
             INCOME TAXES                                       7,792          6,055          4,503
          -----------------------------------------------------------------------------------------

          Capitalized interest was $512,000 in 1995, $1,142,000 in 1994 and $932,000 in 1993.



30
-----

8 SUMMARY OF QUARTERLY INFORMATION (unaudited)

          The following table summarizes unaudited financial data for fiscal years 1995 and 1994.

                                             1995 BY QUARTER                         1994 by Quarter
                                 -----------------------------------------------------------------------------
                                   FIRST    SECOND     THIRD    FOURTH     First    Second     Third    Fourth
          ----------------------------------------------------------------------------------------------------
          NET SALES              $63,495   $67,889   $81,892   $86,722   $46,957   $58,636   $62,787   $70,414
          GROSS PROFIT            12,988    15,239    21,895    23,641     4,250     9,707    11,345    13,944
          INCOME (LOSS) FROM
             OPERATIONS            3,474     5,678     8,113    11,656    (3,403)    2,067     3,318     5,798
          INCOME (LOSS) BEFORE
             INCOME TAXES          3,178     5,282     7,886    11,401    (3,039)    2,317     3,119     5,559
          NET INCOME (LOSS)        2,345     4,084     5,988     8,661    (2,341)    1,804     2,308     4,109
          NET INCOME (LOSS)
             PER SHARE           $   .43   $   .75   $  1.09   $  1.55   $  (.44)  $   .33   $   .42   $   .76
          PRICE RANGE PER SHARE
             HIGH                $28.750   $31.750   $44.000   $89.000   $33.250   $39.875   $38.000   $34.250
             LOW                 $23.000   $24.250   $28.500   $42.250   $22.375   $24.500   $21.750   $22.750
          ----------------------------------------------------------------------------------------------------

               The price range per share, reflected above, is the highest and lowest closing prices as quoted on The NASDAQ National Market during each quarter.



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF HUTCHINSON TECHNOLOGY
INCORPORATED:

          We have audited the accompanying consolidated balance sheets of Hutchinson Technology Incorporated (a Minnesota corporation) and Subsidiaries as of September 24, 1995 and September 25, 1994, and the related consolidated statements of operations, shareholders' investment and cash flows for each of the three years in the period ended September 24, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hutchinson Technology Incorporated and Subsidiaries as of September 24, 1995 and September 25, 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 24, 1995 in conformity with generally accepted accounting principles.

                                                            ARTHUR ANDERSEN LLP

          Minneapolis, Minnesota
          October 26, 1995


                                                                              31
                                                                           -----

ELEVEN-YEAR SELECTED FINANCIAL DATA
HUTCHINSON TECHNOLOGY INCORPORATED AND SUBSIDIARIES


Annual Growth       (In thousands, except per share data
   5-year  10-year  and number of employees)                 1995     1994       1993      1992      1991      1990     1989
----------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR:
     20%     19%    NET SALES                            $299,998  $238,794  $198,734  $160,340  $143,260  $122,444  $92,321
     23      17     GROSS PROFIT                           73,763    39,246    44,423    40,261    27,920    26,107    7,696
                     PERCENT OF NET SALES                     25%       16%       22%       25%       19%       21%       8%
     28      16     INCOME (LOSS) FROM OPERATIONS        $ 28,921  $  7,780  $  9,961  $ 13,581  $  7,265  $  8,528  $(7,221)
                     PERCENT OF NET SALES                     10%        3%        5%        8%        5%        7%       (8)%
     32      18     NET INCOME (LOSS)                    $ 21,078  $  5,880  $  8,554  $ 12,849  $  4,499  $  5,338  $(5,693)
                     PERCENT OF NET SALES                      7%        2%        4%        8%        3%        4%       (6)%
     46      16     CAPITAL EXPENDITURES                 $ 44,472  $ 29,540  $ 46,768  $ 20,492  $ 17,747  $  6,794  $ 9,568
     31      26     RESEARCH AND DEVELOPMENT EXPENSE       15,041     8,626     9,846     5,770     4,208     3,959    4,065
     24      25     DEPRECIATION EXPENSE                   28,174    23,974    15,737    12,908    11,253     9,719   12,305
     31      28     CASH FLOW FROM OPERATING ACTIVITIES    57,814    11,967    22,449    19,397    16,944    15,174    6,871
AT YEAR END:
     15%     18%   RECEIVABLES, NET                      $ 40,683  $ 39,115  $ 22,320  $ 25,454  $ 18,499  $ 20,216  $15,932
     18      10    INVENTORIES                             13,298     9,529     7,899     5,638     4,580     5,913    3,898
     19      23    WORKING CAPITAL                         54,284    51,996    26,238    49,018    18,083    22,768   15,767
     28      18    NET PROPERTY, PLANT AND EQUIPMENT       93,816    77,887    72,419    41,513    34,304    27,618   30,419
     24      19    TOTAL ASSETS                           190,898   151,148   116,639   109,126    65,992    64,669   55,775
     13      16    TOTAL DEBT                              37,700    40,080    12,460    16,755    19,354    20,550   21,756
                   TOTAL DEBT AS A PERCENTAGE OF TOTAL
                    CAPITALIZATION                            24%       30%       12%       18%       37%       42%      48%
     33      22    SHAREHOLDERS' INVESTMENT              $119,745  $ 94,619  $ 88,689  $ 77,025  $ 33,512  $ 28,834  $23,426
                   RETURN ON SHAREHOLDERS' INVESTMENT         20%        6%       10%       23%       14%       20%      (22)%
     13      13    NUMBER OF EMPLOYEES                      4,858     4,600     4,108     3,332     2,798     2,648    2,327
      7       4    SHARES OF STOCK OUTSTANDING              5,447     5,333     5,331     5,173     3,969     3,948    3,941
PER COMMON SHARE:
     23%     13%   NET INCOME (LOSS)                     $   3.84  $   1.08  $   1.58  $   2.72  $   1.12  $   1.34  $ (1.44)
     25      17    SHAREHOLDERS' INVESTMENT (BOOK VALUE)    21.98     17.74     16.64     14.88      8.44      7.30     5.94
                   PRICE RANGE
     46      24      HIGH                                  89.000    39.875    49.750    32.000    13.750    13.500   15.250
     36      12      LOW                                   23.000    21.750    20.500     9.500     6.125     5.000    6.250

Annual Growth       (In thousands, except per share data
   5-year  10-year  and number of employees)                1988      1987      1986      1985
----------------------------------------------------------------------------------------------
FOR THE YEAR:
     20%     19%    NET SALES                           $113,714   $77,756   $47,166   $52,668
     23      17     GROSS PROFIT                          19,329    15,673     9,422    15,396
                     PERCENT OF NET SALES                    17%       20%       20%       29%
     28      16     INCOME (LOSS) FROM OPERATIONS       $  6,540   $ 6,400   $ 2,139   $ 6,793
                     PERCENT OF NET SALES                     6%        8%        5%       13%
     32      18     NET INCOME (LOSS)                   $  4,267   $ 4,665   $ 2,710   $ 3,909
                     PERCENT OF NET SALES                     4%        6%        6%        7%
     46      16     CAPITAL EXPENDITURES                $ 18,820   $10,955   $ 5,346   $10,121
     31      26     RESEARCH AND DEVELOPMENT EXPENSE       2,774     1,396       998     1,478
     24      25     DEPRECIATION EXPENSE                   8,047     5,650     3,958     3,032
     31      28     CASH FLOW FROM OPERATING ACTIVITIES    7,291     6,996     7,395     5,034
AT YEAR END:
     15%     18%   RECEIVABLES, NET                     $ 19,166   $11,759   $ 6,997   $ 7,733
     18      10    INVENTORIES                             5,119     4,205     3,044     5,136
     19      23    WORKING CAPITAL                        13,716    10,210     6,322     6,976
     28      18    NET PROPERTY, PLANT AND EQUIPMENT      36,494    25,315    18,026    17,977
     24      19    TOTAL ASSETS                           63,095    45,577    29,056    33,715
     13      16    TOTAL DEBT                             19,469    10,899     4,125     8,378
                   TOTAL DEBT AS A PERCENTAGE OF TOTAL
                    CAPITALIZATION                           40%       31%       17%       33%
     33      22    SHAREHOLDERS' INVESTMENT             $ 28,888   $24,392   $19,695   $16,855
                   RETURN ON SHAREHOLDERS' INVESTMENT        16%       21%       15%       29%
     13      13    NUMBER OF EMPLOYEES                     2,830     2,074     1,208     1,417
      7       4    SHARES OF STOCK OUTSTANDING             3,878     3,812     3,810     3,779
PER COMMON SHARE:
     23%     13%   NET INCOME (LOSS)                    $   1.08   $  1.20   $  0.71   $  1.12
     25      17    SHAREHOLDERS' INVESTMENT (BOOK VALUE)    7.45      6.40      5.17      4.46
                   PRICE RANGE
     46      24      HIGH                                 22.000    24.500    13.000    10.125
     36      12      LOW                                   9.000     7.875     5.125     7.375


32
-------


SHAREHOLDERS' INFORMATION                           DIRECTORS

ANNUAL SHAREHOLDERS' MEETING                        Jeffrey W. Green
Wednesday, January 24, 1996, at 3:00 p.m.           CHAIRMAN AND CHIEF EXECUTIVE OFFICER
The Minneapolis Marriott City Center Hotel          HUTCHINSON TECHNOLOGY INCORPORATED
30 South Seventh Street
Minneapolis, Minnesota                              Wayne M. Fortun
                                                    PRESIDENT AND CHIEF OPERATING OFFICER
COMMON STOCK LISTING                                HUTCHINSON TECHNOLOGY INCORPORATED
Traded in The NASDAQ National Market
Trading symbol: HTCH                                W. Thomas Brunberg*+
Shareholders of record as of                        PARTNER
November 28, 1995: 645                              BRUNBERG, THORESEN & ASSOCIATES, LTD.
                                                    (ACCOUNTING FIRM)
DIVIDEND POLICY
The Company has never paid any cash dividends       James E. Donaghy+
on its common stock. The Company currently          PRESIDENT AND CHIEF EXECUTIVE OFFICER
intends to retain all earnings for use in its       SHELDAHL INCORPORATED
business and does not anticipate paying             (ELECTRONICS AND LAMINATES MANUFACTURING)
cash dividends in the foreseeable future.
Any future determination as to payment of           Harry C. Ervin*+
dividends will depend upon the financial            VICE PRESIDENT & INVESTMENT OFFICER
condition and results of operations of the          DAIN BOSWORTH INCORPORATED
Company and such other factors as are deemed        (INVESTMENT BANKING FIRM)
relevant by the Board of Directors.
                                                    Richard N. Rosett*
LEGAL COUNSEL                                       DEAN, COLLEGE OF BUSINESS
Faegre & Benson                                     ROCHESTER INSTITUTE OF TECHNOLOGY
Professional Limited Liability Partnership
Minneapolis, Minnesota                              * DENOTES MEMBERS OF THE AUDIT COMMITTEE
                                                    + DENOTES MEMBERS OF THE COMPENSATION COMMITTEE
INDEPENDENT PUBLIC ACCOUNTANTS
Arthur Andersen LLP
Minneapolis, Minnesota

TRANSFER AGENT
Norwest Bank Minnesota, National Association
161 North Concord Exchange
P.O. Box 738
South St. Paul, Minnesota 55075-0738
(612) 450-4064

SUPPLEMENTAL INFORMATION
Shareholder Information
Todd J. Bradley
Hutchinson Technology Incorporated
40 West Highland Park
Hutchinson, Minnesota 55350
(800) 689-0755