Form 10-K, Exhibit 13
period 1996-09-29
HUTCHINSON TECHNOLOGY INC
filed 1996-12-18
CIK 772897

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION

          The following table sets forth the Company's Consolidated Statements of Operations as a percentage of net sales and the percentage change in the amount of such items from period to period.


                                                               Percentage of Net Sales                       Percentage Change
          -------------------------------------------------------------------------------------------------------------------------
                                                             1996           1995           1994        1996 TO 1995    1995 to 1994
          -------------------------------------------------------------------------------------------------------------------------
          NET SALES                                           100%           100%          100%             18%             26%
          COST OF SALES                                        77             75            84              21              13
          -------------------------------------------------------------------------------------------------------------------------
               GROSS PROFIT                                    23             25            16               8              88

          RESEARCH AND DEVELOPMENT EXPENSES                     8              5             4              84              74
          SELLING, GENERAL AND ADMINISTRATIVE EXPENSES         10             10             9              13              30
          -------------------------------------------------------------------------------------------------------------------------
              INCOME FROM OPERATIONS                            5             10             3             (37)            272
          OTHER INCOME                                         --             --            --             (21)             25
          INTEREST EXPENSE                                     --             (1)           --             (20)            165
          -------------------------------------------------------------------------------------------------------------------------
               INCOME BEFORE INCOME TAXES                       5              9             3             (38)            249
          PROVISION FOR INCOME TAXES                            1              2             1             (48)            212
          -------------------------------------------------------------------------------------------------------------------------
               NET INCOME                                       4              7             2             (35)            258
          -------------------------------------------------------------------------------------------------------------------------





MARKET TRENDS
-------------------------------------------------------------------------------
     The Company expects that the expanding use of smaller computers, increasingly complex software and the emergence of new applications for disk storage that have contributed to the historical year-to-year increases in disk drive production will continue for the foreseeable future. The Company also believes demand for disk drives will continue to be subject, as it has in the past, to rapid short-term changes resulting from, among other things, changes in disk drive inventory levels, responses to competitive price changes and unpredicted high or low market acceptance of new drive models.
       As in past years, disk drives continue to be the storage device of choice for applications requiring low access times and higher capacities because of their speed and low cost per megabyte of stored data. The cost of storing data on disk drives continues to decrease primarily due to increasing areal density, the amount of data which can be stored on magnetic disks. Improvements in areal density have been attained by lowering the fly height of the read/write head, using smaller read/write heads and using new read/write head types such as those of magneto-resistive (MR) design. The move to MR heads, which require more electrical leads, and the transition to smaller or pico-sized heads, may compel drive manufacturers to use newer suspension technologies, such as the Company's TSA-TM- suspensions. Although customer interest in TSA-TM- suspensions is growing, the Company expects that conventional suspensions will continue to make up a majority of its shipments for the next couple years.

       The introduction of new types or sizes of read/write heads and new disk drive designs tends to decrease customers' yields with the result that the Company may experience temporary elevations of demand for some types of suspension assemblies. The advent of new heads and new drive designs may require rapid development and implementation of new suspension types which temporarily may reduce the Company's manufacturing yields and efficiencies. There can be no assurance that such changes will not continue to affect the Company.
       The Company generally experiences declining selling prices due to product maturity and competitive pricing pressures. These forces may be temporarily offset when the Company's new products, having initially higher selling prices, enter the market.

FISCAL 1996 OPERATIONS
-------------------------------------------------------------------------------
     Net sales for 1996 were $353,186,000, an increase of $53,188,000 or 18%
     compared to 1995. This increase was attributable primarily to the Company shipping approximately 36% more suspension assemblies during 1996 than 1995, partially offset by a lower average selling price due to selling higher volumes of lower-priced suspensions.
       Gross profit for 1996 was $79,570,000, an increase of $5,807,000 or 8% compared to 1995, and gross profit as a percent of net sales decreased from 25% to 23%. In addition to the sales volumes of lower-priced suspensions noted above, the decrease in gross profit as a percent of net sales was also due to reduced shipments during the fourth quarter resulting in an increase in fixed costs as a percent of sales.
       Research and development expenses for 1996 were $27,651,000, an increase of $12,610,000 or 84% compared to 1995. The majority of the higher expenses were due to increased TSA-TM- suspensions development efforts of approximately $7,100,000 and a charge of $5,500,000 related to the technology sharing agreement with IBM (see Liquidity, Capital Resources and Other Matters below), compared to a $2,500,000 charge for the technology sharing agreement during 1995.
       Selling, general and administrative expenses for 1996 were $33,716,000, an increase of $3,915,000 or 13% compared to 1995. The increased expenses were due primarily to an increase in recruitment and relocation expenses of $1,722,000, mainly related to the start-up of the Eau Claire assembly manufacturing facility, increases in professional services of $1,418,000 and labor of $1,141,000, partially offset by reduced profit sharing expenses of $1,167,000. As a percentage of net sales, selling, general and administrative expenses remained at 10%.
       The income tax provision for 1996 was based on an effective tax rate for the year of 20% which was below the statutory federal rate primarily due to the large portion of sales that qualifies for the benefit of the Company's Foreign Sales Corporation.
       Net income for 1996 was $13,802,000, a decrease of $7,276,000 compared to 1995. As a percent of net sales, net income decreased from 7% to 4% primarily due to lower gross profit margins, noted above, and increased research and development efforts.

FISCAL 1995 OPERATIONS
-------------------------------------------------------------------------------
     Net sales for 1995 were $299,998,000, an increase of $61,204,000 or 26%
     compared to 1994. This increase was primarily attributable to the Company shipping approximately 31% more suspension assemblies during 1995 than 1994.
        Gross profit for 1995 was $73,763,000, an increase of $34,517,000 or 88% compared to 1994, and gross profit as a percent of net sales increased from 16% to 25%. The increase in gross profit and gross profit as a percent of net sales was primarily due to improving manufacturing efficiencies and higher sales volume, as noted above.
        The majority of the research and development expenses are attributable to the development of new suspension assembly types to meet customers' changing requirements. Research and development expenses for 1995 were $15,041,000, an increase of $6,415,000 or 74% compared to 1994. The higher expenses were primarily due to a charge of $2,500,000 related to the technology sharing agreement with IBM and increased labor expenses of $1,841,000.
        Selling, general and administrative expenses for 1995 were $29,801,000, an increase of $6,961,000 or 30% compared to 1994. The increased expenses were primarily due to additional profit sharing expenses of $2,198,000 and increased labor expenses of $2,197,000. As a percentage of net sales, selling, general and administrative expenses increased from 9% to 10%.
        Other income for 1995 was $1,462,000, an increase of $291,000 or 25% compared to 1994. The increase was primarily a result of a $1,324,000 increase in interest income as a result of a higher average investment balance offset partially by a $825,000 decrease in income derived from licensing agreements.
        Interest expense for 1995 was $2,636,000, an increase of $1,641,000 as a result of higher outstanding debt and lower capitalization of interest.
        The income tax provision for 1995 was based on an effective tax rate for the year of 24% which was below the statutory federal rate primarily due to the large portion of sales that qualifies for the benefit of the Company's Foreign Sales Corporation.
        Net income for 1995 was $21,078,000, an increase of $15,198,000 compared to 1994. The increase was primarily due to improving manufacturing efficiencies and higher sales volume, as noted above.

FISCAL 1994 OPERATIONS
-------------------------------------------------------------------------------
     Net sales for 1994 were $238,794,000, an increase of $40,060,000 or 20%
     compared to 1993. This increase was primarily attributable to the Company shipping approximately 35% more suspension assemblies during 1994 than 1993, offset somewhat by a lower average selling price due to shifts in product mix.
       Gross profit for 1994 was $39,246,000, a decrease of $5,177,000 or 12% compared to 1993, and gross profit as a percent of net sales decreased from 22% to 16%. The decrease in gross profit and gross profit as a percent of net sales was primarily due to an $18,232,000 increase in labor expenses, a $7,328,000 increase in depreciation expense and lower production yields and efficiencies on newer suspension assembly types.

       Research and development expenses for 1994 were $8,626,000, a decrease of $1,220,000 or 12% compared to 1993. The lower expenses were primarily in medical products development as a result of a narrower product focus.
       Selling, general and administrative expenses for 1994 were $22,840,000, a decrease of $1,776,000 or 7% compared to 1993. The decreased expenses were primarily due to decreased profit sharing expense. As a percentage of net sales, selling, general and administrative expenses decreased from 12% to 9%.
       Other income for 1994 was $1,171,000, a decrease of $232,000 or 17% compared to 1993. The decrease was primarily a result of a $959,000 decrease in interest income as a result of a lower average investment balance offset in part by $712,000 in income derived from licensing agreements.
       Interest expense for 1994 was $995,000, an increase of $741,000 as a result of additional outstanding debt.
       The income tax provision for 1994 was based on an effective tax rate for the year of 26% which was below the statutory federal rate primarily due to the large amount of sales that qualifies for the benefit of the Company's Foreign Sales Corporation.
       Net income for 1994 was $5,880,000, a decrease of $2,674,000 compared to 1993. The decrease was primarily due to higher labor and depreciation expenses and lower production yields and efficiencies, as noted above.

LIQUIDITY, CAPITAL RESOURCES AND OTHER MATTERS
-------------------------------------------------------------------------------
     Principal sources of liquidity are cash flow from operations, cash balances and additional financing capacity. The Company's cash and cash equivalents decreased to $22,884,000 at September 29, 1996 compared to $30,479,000 at September 24, 1995. The Company generated cash from operating activities of $34,662,000 in fiscal 1996 compared to $57,814,000 in fiscal 1995 and
     $11,967,000 in fiscal 1994.
       Cash used for capital expenditures totaled $77,065,000 in fiscal 1996 compared to $44,472,000 in fiscal 1995 and $29,540,000 in fiscal 1994. The expenditures in fiscal 1996 were primarily for manufacturing and support equipment, the completion of an assembly manufacturing facility and initial construction costs of a photoetch facility at the Eau Claire site. The Company anticipates, but is not contractually committed to, fiscal 1997 expenditures of approximately $90,000,000 primarily for manufacturing and support equipment and construction of the Company's photoetch facility at the Eau Claire site. Financing of these capital expenditures will be principally from internally generated funds, cash balances and/or additional financing capacity.
       The Company established a $25,000,000 unsecured credit facility with The First National Bank of Chicago during the first quarter of fiscal 1996. At September 29, 1996 the Company had a letter of credit under this facility of $1,625,000 as security for its variable rate demand note with the City of Hutchinson. During the second quarter of fiscal 1996, the Company obtained $15,300,000 from a sale/leaseback transaction of its Eau Claire, Wisconsin suspension assembly manufacturing building, with a term of 15 years.
                                       22

       During the fourth quarter of fiscal 1996, the Company completed a $50,000,000 private debt placement, of which $25,000,000 was issued in July 1996 as a senior unsecured note having a fixed rate of 7.85%, annual principal payments of $8,333,000 beginning on July 26, 2001 and maturing in July 2003. The Company issued the remaining $25,000,000 during the first quarter of fiscal 1997 as a senior unsecured note having a fixed rate of 8.07%, annual principal payments of $4,167,000 beginning on November 26, 2001 and maturing in November 2006. The Company's maturities of long-term debt for the five years subsequent to September 29, 1996 are $5,760,000, $5,340,000, $4,620,000, $4,000,000, and $12,333,000, respectively. The
     Company's financing agreements contain various restrictive covenants. As of September 29, 1996, the Company was in compliance with all such covenants.
       The Company entered into a Technology Transfer and Development Agreement (the "Technology Sharing Agreement") and a Patent License Agreement with IBM during fiscal 1995. Under the Technology Sharing Agreement, IBM made available to the Company the results of many years of research by IBM into a new type of suspension, called an integrated lead suspension. The Company itself had devoted substantial efforts independent of IBM to the research and development of TSA-TM- suspensions, and contributed its existing TSA-TM- suspension technology to the joint effort. The Company and IBM will continue to pursue joint research and development efforts to complete the commercialization of integrated lead suspension designs. All amounts due under the Technology Sharing Agreement have been expensed and a related liability has been recorded by the Company. As of September 29, 1996, the Company had made payments totaling $1,500,000 to IBM and will make additional payments over the next three fiscal years totaling $6,500,000.
       The Company believes that its cash and cash equivalents, cash to be generated from operations, existing bank facilities and additional financing capacity will be sufficient to meet the Company's current and long-term liquidity, debt installments and capital requirements.
       The Company is involved in certain legal matters which may result in additional future cash requirements. See the discussion of these matters in
     Note 6, "Commitments and Contingencies," in the notes to the consolidated financial statements.
       The statements above under the heading "Market Trends" about demand for disk drives and suspension assemblies, including TSA-TM- suspensions, manufacturing yields, and selling prices, and the statements under the heading "Liquidity, Capital Resources and Other Matters" about anticipated capital expenditures and capital resources, are forward-looking statements based on current expectations. These statements are subject to risks and uncertainties, including those discussed above. These factors, as well as the factors described in the Company's Current Report on Form 8-K filed October 1, 1996, may cause the Company's actual future results to differ materially from historical earnings and from the financial performance of the Company presently anticipated.

INFLATION
-------------------------------------------------------------------------------
     Management believes inflation has not had a material effect on the Company's operations or on its financial condition. There can be no assurance, however, that the Company's business will not be affected by inflation in the future.

CONSOLIDATED STATEMENTS OF OPERATIONS  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                            HUTCHINSON TECHNOLOGY INCORPORATED AND SUBSIDIARIES



                                                                1996           1995           1994
     -----------------------------------------------------------------------------------------------
     NET SALES                                                $353,186       $299,998       $238,794
     COST OF SALES                                             273,616        226,235        199,548
     -----------------------------------------------------------------------------------------------
        GROSS PROFIT                                            79,570         73,763         39,246
     RESEARCH AND DEVELOPMENT EXPENSES                          27,651         15,041          8,626
     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES               33,716         29,801         22,840
     -----------------------------------------------------------------------------------------------
        INCOME FROM OPERATIONS                                  18,203         28,921          7,780
     OTHER INCOME                                                1,158          1,462          1,171
     INTEREST EXPENSE                                           (2,108)        (2,636)          (995)
     -----------------------------------------------------------------------------------------------
        INCOME BEFORE INCOME TAXES                              17,253         27,747          7,956
     PROVISION FOR INCOME TAXES                                  3,451          6,669          2,076
     -----------------------------------------------------------------------------------------------
         NET INCOME                                          $  13,802      $  21,078     $    5,880
     -----------------------------------------------------------------------------------------------
     -----------------------------------------------------------------------------------------------
     NET INCOME PER COMMON AND
        COMMON EQUIVALENT SHARE                              $    2.46      $    3.84     $     1.08
     -----------------------------------------------------------------------------------------------
     -----------------------------------------------------------------------------------------------
     WEIGHTED AVERAGE COMMON AND
        COMMON EQUIVALENT SHARES OUTSTANDING                     5,602          5,493          5,446
     -----------------------------------------------------------------------------------------------
     -----------------------------------------------------------------------------------------------

     The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)
                            HUTCHINSON TECHNOLOGY INCORPORATED AND SUBSIDIARIES


                                                                              September 29,         September 24,
Assets                                                                                1996                  1995
-----------------------------------------------------------------------------------------------------------------
        CURRENT ASSETS:
          CASH AND CASH EQUIVALENTS                                            $    22,884         $    30,479
          SECURITIES AVAILABLE FOR SALE                                              3,064               1,190
          TRADE RECEIVABLES, NET                                                    46,803              37,058
          OTHER RECEIVABLES                                                          9,475               3,625
          INVENTORIES                                                               17,235              13,298
          PREPAID TAXES AND OTHER EXPENSES                                           9,204               4,842
          ----------------------------------------------------------------------------------------------------
               TOTAL CURRENT ASSETS                                                108,665              90,492

        PROPERTY, PLANT AND EQUIPMENT, AT COST:
          LAND, BUILDINGS AND IMPROVEMENTS                                          39,888              35,371
          EQUIPMENT                                                                189,989             150,866
          CONSTRUCTION IN PROGRESS                                                  34,801              22,804
          LESS: ACCUMULATED DEPRECIATION                                          (142,972)           (115,225)
          ----------------------------------------------------------------------------------------------------
               NET PROPERTY, PLANT AND EQUIPMENT                                   121,706              93,816

        OTHER ASSETS                                                                 8,612               6,590
          ----------------------------------------------------------------------------------------------------
                                                                                 $ 238,983           $ 190,898
          ----------------------------------------------------------------------------------------------------
          ----------------------------------------------------------------------------------------------------

Liabilities and Shareholders Investment
--------------------------------------------------------------------------------------------------------------
        CURRENT LIABILITIES:
          CURRENT MATURITIES OF LONG-TERM DEBT                                 $     5,760          $    4,255
          ACCOUNTS PAYABLE AND ACCRUED EXPENSES                                     23,008              13,907
          ACCRUED COMPENSATION                                                      12,187              13,628
          ACCRUED INCOME TAXES                                                       5,608               4,418
          ----------------------------------------------------------------------------------------------------
               TOTAL CURRENT LIABILITIES                                            46,563              36,208

        LONG-TERM DEBT                                                              53,185              33,445

        OTHER LONG-TERM LIABILITIES                                                  5,551               1,500

        COMMITMENTS AND CONTINGENCIES (NOTE 6)

        SHAREHOLDERS' INVESTMENT:
          COMMON STOCK, $.02 PAR VALUE, 15,000,000 SHARES AUTHORIZED,
            5,452,000 AND 5,447,000 ISSUED AND OUTSTANDING                             109                 109
          ADDITIONAL PAID-IN CAPITAL                                                43,398              43,261
          RETAINED EARNINGS                                                         90,177              76,375
          ----------------------------------------------------------------------------------------------------
               TOTAL SHAREHOLDERS' INVESTMENT                                      133,684             119,745
          ----------------------------------------------------------------------------------------------------
                                                                                  $238,983            $190,898
          ----------------------------------------------------------------------------------------------------
          ----------------------------------------------------------------------------------------------------

     The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)
                            HUTCHINSON TECHNOLOGY INCORPORATED AND SUBSIDIARIES


                                                                      1996           1995           1994
     ----------------------------------------------------------------------------------------------------
     CASH FLOWS FROM OPERATING ACTIVITIES:
       NET INCOME                                                  $ 13,802       $ 21,078       $  5,880
       ADJUSTMENTS TO RECONCILE NET INCOME
         TO CASH PROVIDED BY OPERATING ACTIVITIES:
           DEPRECIATION AND AMORTIZATION                             33,565         28,174         23,974
           DEFERRED TAX BENEFIT                                      (6,085)        (2,498)        (1,493)
           LOSS ON DISPOSAL OF ASSETS                                   344            403             49
           CHANGES IN OPERATING ASSETS AND
             LIABILITIES (NOTE 7)                                    (6,964)        10,657        (16,443)
     ----------------------------------------------------------------------------------------------------
       CASH PROVIDED BY OPERATING ACTIVITIES                         34,662         57,814         11,967
     ----------------------------------------------------------------------------------------------------
     CASH FLOWS FROM INVESTING ACTIVITIES:
       CAPITAL EXPENDITURES                                         (77,065)       (44,472)       (29,540)
       PROCEEDS FROM THE SALE OF BUILDING/EQUIPMENT                  15,300              -             66
       PURCHASES OF MARKETABLE SECURITIES                            (4,944)        (3,080)             -
       SALES OF MARKETABLE SECURITIES                                 3,070          1,890          3,547
     ----------------------------------------------------------------------------------------------------
       CASH USED FOR INVESTING ACTIVITIES                           (63,639)       (45,662)       (25,927)
     ----------------------------------------------------------------------------------------------------
     CASH FLOWS FROM FINANCING ACTIVITIES:
       PROCEEDS FROM ISSUANCE OF LONG-TERM DEBT                      25,500              -         43,500
       REPAYMENTS OF LONG-TERM DEBT                                  (4,255)        (2,380)       (15,880)
       NET PROCEEDS FROM ISSUANCE
         OF COMMON STOCK                                                137          2,137             50
     ----------------------------------------------------------------------------------------------------
       CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES              21,382           (243)        27,670
     ----------------------------------------------------------------------------------------------------
     NET INCREASE (DECREASE) IN CASH AND
       CASH EQUIVALENTS                                              (7,595)        11,909         13,710
     CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                  30,479         18,570          4,860
     ----------------------------------------------------------------------------------------------------
     CASH AND CASH EQUIVALENTS AT END OF YEAR                      $ 22,884       $ 30,479       $ 18,570
     ----------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------

     The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT (IN THOUSANDS)
                            HUTCHINSON TECHNOLOGY INCORPORATED AND SUBSIDIARIES


                                                                                     Additional
                                                                Common Stock            Paid-In
                                                          -----------------------                     Retained
                                                           Shares          Amount       Capital       Earnings
          ----------------------------------------------------------------------------------------------------
          Balance, September 26, 1993                       5,331           $107        $39,165        $49,417
            Exercise of stock options                           2              -             50              -
            Net income                                          -              -              -          5,880
          ----------------------------------------------------------------------------------------------------
          Balance, September 25, 1994                       5,333            107         39,215         55,297
            Exercise of stock options                         115              2          4,067              -
            Common stock issuance                               -              -             12              -
            Common stock retirements                           (1)             -            (33)             -
            Net income                                          -              -              -         21,078
          ----------------------------------------------------------------------------------------------------
          Balance, September 24, 1995                       5,447            109         43,261         76,375
            Exercise of stock options                           5              -            128              -
            Common stock issuance                               -              -              9              -
            Net income                                          -              -              -         13,802
          ----------------------------------------------------------------------------------------------------
          BALANCE, SEPTEMBER 29, 1996                       5,452           $109        $43,398        $90,177
          ----------------------------------------------------------------------------------------------------
          ----------------------------------------------------------------------------------------------------

     The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (COLUMNAR DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                            HUTCHINSON TECHNOLOGY INCORPORATED AND SUBSIDIARIES

1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------------------
               PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Hutchinson Technology Incorporated and its subsidiaries (the Company), all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

               RECLASSIFICATIONS - Certain reclassifications have been made in the 1995 and 1994 financial statements to conform with 1996 presentation. Such reclassifications had no effect on 1996 results of operations or shareholders' investment.

               USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

               FISCAL YEAR - The Company's fiscal year is the fifty-two/fifty-three week period ending on the last Sunday in September. The fiscal year ended September 29, 1996 is a fifty-three week period and fiscal years ended September 24, 1995 and September 25, 1994 are fifty-two week periods.

               REVENUE RECOGNITION AND CUSTOMERS - The Company recognizes revenue upon the shipment of completed products. An analysis of customer sales is as follows:

                                           1996          1995       1994
-------------------------------------------------------------------------------
Seagate Technology Incorporated             35%           36%        31%
Yamaha Corporation                          16            13          9
SAE Magnetics, Ltd.                         14             9          7
Read-Rite Corporation                       13            19         23
IBM                                          9             9          5
-------------------------------------------------------------------------------

                 Sales to the Company's five largest customers constituted
               87%, 86% and 75% of net sales for fiscal 1996, 1995 and 1994, respectively.
                 Sales to foreign locations were as follows:

                                                 1996        1995        1994
-------------------------------------------------------------------------------
Foreign-based enterprises                      $63,898     $46,075     $29,394
Foreign subsidiaries of U.S. corporations       51,564      54,398      14,126
-------------------------------------------------------------------------------
                                              $115,462    $100,473     $43,520
-------------------------------------------------------------------------------

                 The majority of these foreign location sales were to the
               Pacific Rim region. In addition, the Company had significant sales to U.S. corporations which used the Company's products in their offshore manufacturing sites.

               CASH AND CASH EQUIVALENTS - Cash equivalents consist of all highly liquid investments with original maturities of ninety days or less.

               SECURITIES AVAILABLE FOR SALE - Securities available for sale consist of U.S. Treasury bills. The Company follows the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The securities available for sale have been pledged for certain self-insured reserves.

               TRADE RECEIVABLES - The Company grants credit to customers, but generally does not require collateral or any other security to support amounts due. Trade receivables are net of allowances of $2,148,000 at September 29, 1996 and $1,924,000 at September 24, 1995.

               INVENTORIES - All inventories are stated at the lower of last-in, first-out (LIFO) cost or market. Inventories consist of the following at September 29, 1996 and September 24, 1995:

-------------------------------------------------------------------------------
                               1996              1995
-------------------------------------------------------------------------------
Raw materials                $4,137            $3,019
Work in process               5,558             3,159
Finished goods                7,830             7,455
LIFO reserve                   (290)             (335)
-------------------------------------------------------------------------------
                            $17,235           $13,298
-------------------------------------------------------------------------------

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

                Buildings                         20 to 25 years
                Leasehold improvements             5 to 10 years
                Equipment                           3 to 8 years

               ENGINEERING AND PROCESS DEVELOPMENT - The Company's engineers and technicians are responsible for the development of new products and process technologies and implementation of process improvements. Expenditures related to these activities totaled $51,212,000 in 1996, $32,567,000 in 1995 and $25,663,000 in 1994. Of these amounts, approximately $27,651,000 in 1996, $15,041,000 in 1995 and
               $8,626,000 in 1994 are classified as research and development expenses.

               INCOME TAXES - Deferred taxes are provided at currently enacted tax rates on all significant temporary differences.

               NET INCOME PER SHARE - Net income per share, which is approximately equivalent on both a primary and fully diluted basis, is based, to the extent dilutive, on the weighted average number of common and common equivalent shares outstanding.

2    FINANCING ARRANGEMENTS
-------------------------------------------------------------------------------

LONG-TERM DEBT                                              1996        1995
-------------------------------------------------------------------------------
SENIOR UNSECURED NOTE, 7.46%, PAYABLE IN VARYING
  SEMI-ANNUAL INSTALLMENTS THROUGH FEBRUARY 2004          $28,125      $30,000
SENIOR UNSECURED NOTE, 7.85%, PAYABLE IN VARYING
  ANNUAL INSTALLMENTS THROUGH JULY 2003                    25,000           --
SENIOR UNSECURED NOTE, 10.3% PAYABLE IN VARYING
  ANNUAL INSTALLMENTS THROUGH OCTOBER 1998                  3,300        4,640
VARIABLE RATE DEMAND NOTE, CITY OF HUTCHINSON, PAYABLE
  IN VARYING ANNUAL INSTALLMENTS THROUGH JUNE 2004          1,600        1,700
MAJOR ECONOMIC DEVELOPMENT FUND AGREEMENT, 4%, PAYABLE
  IN VARYING ANNUAL INSTALLMENTS THROUGH MARCH 2006           500           --
SENIOR UNSECURED NOTE, 10.1%, PAYABLE IN VARYING
  ANNUAL INSTALLMENTS THROUGH JULY 1997                       420        1,360
-------------------------------------------------------------------------------
                                                           58,945       37,700
LESS CURRENT MATURITIES                                    (5,760)      (4,255)
-------------------------------------------------------------------------------
                                                          $53,185      $33,445
-------------------------------------------------------------------------------

               The Company established a $25,000,000 unsecured credit facility with The First National Bank of Chicago during the first quarter of fiscal 1996 which has an effective interest rate of the CD or LIBOR plus a variable spread based on the Company's financial position, maturing on December 8, 1998.
               At September 29, 1996, the Company had a letter of credit under this facility of $1,625,000 as security for its variable rate demand note with the City of Hutchinson.
                 On July 26, 1996, the Company completed a $50,000,000
               private debt placement, of which $25,000,000 was issued as a senior unsecured note having a fixed rate of 7.85%, annual principal payments of $8,333,000 beginning on July 26, 2001 and maturing July 26, 2003. The Company issued the remaining $25,000,000 on November 26, 1996 as a senior unsecured note having a fixed rate of 8.07%, annual principal payments of $4,167,000 beginning on November 26, 2001 and maturing
               November 26, 2006. The Company's financing agreements contain certain restrictive covenants which require the Company, among other things, to maintain specified levels of net income, working capital, tangible net worth and financial ratios, and also impose limitations on capital expenditures, additional indebtedness, leases, guarantees and the payment of dividends. The Company was in compliance with all such covenants of the above agreements as of September 29, 1996.
                 Maturities of long-term debt for the five years subsequent to
               September 29, 1996 are as follows:



------------------------------------------------------
1997                                        $ 5,760
1998                                          5,340
1999                                          4,620
2000                                          4,000
2001                                         12,333
THEREAFTER                                   26,892
------------------------------------------------------
                                            $58,945
------------------------------------------------------

3    INCOME TAXES
-------------------------------------------------------------------------------
The provision for income taxes consists of the following:

-------------------------------------------------------------------------------
                                       1996               1995           1994
-------------------------------------------------------------------------------
CURRENT:
  FEDERAL                             $8,204             $8,142         $3,123
  STATE                                1,332              1,025            446
DEFERRED                              (6,085)            (2,498)        (1,493)
-------------------------------------------------------------------------------
                                      $3,451             $6,669         $2,076
-------------------------------------------------------------------------------

The deferred benefit is composed of the following:
-------------------------------------------------------------------------------
                                                   1996       1995       1994
-------------------------------------------------------------------------------
ASSET BASES, LIVES AND DEPRECIATION METHODS       $(895)      $(552)   $(1,002)
RESERVES AND ACCRUALS NOT CURRENTLY DEDUCTIBLE   (5,888)     (1,534)       (60)
TAX CREDITS                                         698        (407)      (427)
OTHER, NET                                          --           (5)        (4)
-------------------------------------------------------------------------------

                                                $(6,085)    $(2,498)   $(1,493)
-------------------------------------------------------------------------------



A reconciliation of the federal statutory tax rate to the effective tax rate is as follows:

-------------------------------------------------------------------------------
                                                  1996        1995        1994
-------------------------------------------------------------------------------
Statutory federal income tax rate                  35%         35%         34%
Effect of:
  State income taxes, net of federal income
   tax benefits                                     3           2            4
  Tax benefits of the Foreign Sales Corporation   (19)        (12)         (12)
Other, net                                          1          (1)          --
-------------------------------------------------------------------------------
                                                   20%         24%          26%
-------------------------------------------------------------------------------

                 Deferred income taxes reflect the net tax effects of
               temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the
               amounts used for income tax purposes. At September 29, 1996, the Company had unused tax credits of $2,738,000, all of
               which can be carried forward indefinitely. A valuation
               allowance of $738,000 has been recognized to offset the
               related deferred tax assets due to the uncertainty of
               realizing the benefit of certain tax credits. The following is a table of the significant components of the Company's deferred tax assets as of September 29, 1996:
--------------------------------------------------------------------------------
Deferred Tax Assets                       SEPTEMBER 29, 1996  September 24, 1995
--------------------------------------------------------------------------------
Current deferred tax assets:
  Sales and accounts receivables                $   873            $   702
  Inventories                                     5,419              1,830
  Accruals and other reserves                     2,367              1,783
-------------------------------------------------------------------------------
  Total current deferred tax assets             $ 8,659            $ 4,315

Long-term deferred tax assets (liabilities):
  Property, plant and equipment                   3,753              2,858
  Accruals and other reserves                     2,146                602
  Tax credits                                     2,738              4,933
  Valuation allowance                              (738)            (2,235)
-------------------------------------------------------------------------------
  Total long-term deferred tax assets           $ 7,899            $ 6,158
-------------------------------------------------------------------------------
Total deferred tax assets                     $16,558            $10,473
-------------------------------------------------------------------------------

4 FAIR VALUE OF FINANCIAL INSTRUMENTS
------------------------------------------------------------------------------
                    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                    CASH AND CASH EQUIVALENTS - The carrying amount approximates fair value because of the short maturity of these instruments.

                    SECURITIES AVAILABLE FOR SALE - The fair value of these instruments is based on quoted market prices.

                    LONG-TERM DEBT - The fair value of the Company's long-term debt is estimated based on the discounted value of the future cash flows expected to be paid on the loans. The discount rate used to estimate the fair value of the loans is the rate currently available to the Company for loans with similar terms and maturities.
                      The estimated fair values of the Company's financial
                    instruments are as follows:

---------------------------------------------------------------------------------------------------------
                                                       1996                              1995
---------------------------------------------------------------------------------------------------------
                                       Carrying Amount     Fair Value     Carrying Amount     Fair Value
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents                  $22,884          $22,884           $30,479          $30,479
Securities available for sale                3,064            3,064             1,190            1,190
Long-term debt                              58,945           59,619            37,700           37,593
---------------------------------------------------------------------------------------------------------


5  EMPLOYEE BENEFITS
-------------------------------------------------------------------------------
                    Stock Options - In January 1995, the shareholders approved an amendment to the 1988 Stock Option
                    Plan under which up to 1,000,000 common shares are reserved for issuance, of which options repre-senting 777,515 common shares have been granted as of September 29, 1996. Options may be granted to any employee, including officers and directors of the Company, prior to May 31, 1998, at a price not less than the fair market value of the Company's common stock at the date the options are granted. The plan limits the number of shares for which any single employee may be granted options in any one calendar year to 100,000 and options generally expire ten years from the date of grant or at an earlier date as determined by the committee of the Board of Directors that administers the plan.
                      Options granted under the 1988 Stock Option Plan may not
                    be exercised for at least six months from the date of grant.

----------------------------------------------------------------------
                                            1988 STOCK OPTION PLAN
----------------------------------------------------------------------
Balance, September 26, 1993                        301,850
  Granted at $31.00                                 53,800
  Exercised at $7.75 to $24.50                      (2,400)
  Expired                                              (25)
----------------------------------------------------------------------
Balance, September 25, 1994                        353,225
  Granted at $23.25                                127,420
  Exercised at $6.00 to $31.00                    (115,003)
----------------------------------------------------------------------
Balance, September 24, 1995                        365,642
  Granted at $49.00                                146,170
  Exercised at $11.75 to $23.25                     (5,270)
----------------------------------------------------------------------
BALANCE, SEPTEMBER 29, 1996                        506,542
----------------------------------------------------------------------

                    Employee Benefit Plans - The Company has a defined contribution plan covering its employees. The Company's contributions to the plan were $6,463,000 in 1996, $3,979,000 in 1995 and $2,241,000 in 1994.
                      The Company sponsors a comprehensive medical and
                    dental plan for qualified employees that is funded by contributions from both the Company and plan participants. Contributions are made through a Voluntary Employee's Benefit Association Trust. The Company recognized expense related to these plans of $13,439,000 in 1996, $10,427,000 in 1995 and
                    $10,001,000 in 1994.

6   COMMITMENTS AND CONTINGENCIES
-------------------------------------------------------------------------------
                    The Company is committed under various operating lease agreements. Total rent expense under these operating leases was $7,502,000 in 1996, $4,866,000 in 1995 and
                    $4,199,000 in 1994. Future minimum payments for all operating leases with initial or remaining terms of one year or more subsequent to September 29, 1996 are as follows:
------------------------------------------------------------------
1997                           $8,573
1998                            7,381
1999                            5,199
2000                            3,540
2001 AND THEREAFTER            22,119
------------------------------------------------------------------

                      On May 1, 1996, the Company obtained $15,300,000 from
                    a sale/leaseback transaction of its Eau Claire, Wisconsin assembly manufacturing building, which has a term of 15 years.
                      The Company entered into a Technology Transfer and
                    Development Agreement (the "Technology Sharing Agreement") and a Patent License Agreement with IBM during fiscal 1995. Under the Technology Sharing Agreement, IBM made available to the Company the results of many years of research by IBM into a new type of suspension, called an integrated lead suspension. The Company itself had devoted substantial efforts independent of IBM to the research and development of TSA-TM- suspensions, and contributed its existing TSA-TM- suspension technology to the joint effort. The Company and IBM will continue to pursue joint research and development efforts to complete the commercialization of integrated lead suspension designs. As of September 29, 1996, the Company had made payments to IBM totaling $1,500,000 and will make additional payments over the next three fiscal years totaling $6,500,000, all of which has been reflected as an expense, $2,500,000 during the third quarter of fiscal 1995 and $5,500,000 resulting from an amendment during the first quarter of fiscal 1996.
                      The Company and certain users of the Company's
                    products have from time to time received, and may in the future receive, communications from third parties asserting patents against the Company or its customers which may relate to certain of the Company's manufacturing equipment or products or to products which include the Company's products as a component. Although the Company has not been a party to any material intellectual property litigation, certain of its customers have been sued on patents having claims closely related to products sold by the Company. In the event any third party were to make a valid infringement claim and a license were not available on terms acceptable to the Company, the Company's operating results could be adversely affected.
                      The Company is party to certain other claims arising
                    in the ordinary course of business. In the opinion of management, the outcome of such claims will not materially affect the Company's current or future financial position or results of operations.

7  SUPPLEMENTARY CASH FLOW INFORMATION
-------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------
                                                                     1996           1995           1994
---------------------------------------------------------------------------------------------------------
CHANGES IN OPERATING ASSETS AND LIABILITIES:
  TRADE RECEIVABLES, NET                                            $(9,745)         $(642)      $(14,529)
  OTHER RECEIVABLES                                                  (5,850)          (926)        (2,266)
  INVENTORIES                                                        (3,937)        (3,769)        (1,630)
  PREPAID TAXES AND OTHER EXPENSES                                     (334)        (1,231)         1,023
  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                            8,850         15,725            959
  OTHER NONCURRENT LIABILITIES                                        4,052          1,500             --
---------------------------------------------------------------------------------------------------------
                                                                    $(6,964)       $10,657       $(16,443)
---------------------------------------------------------------------------------------------------------
CASH PAID FOR:
  INTEREST (NET OF AMOUNT CAPITALIZED)                               $1,703         $2,655           $767
  INCOME TAXES                                                        8,405          7,792          6,055
---------------------------------------------------------------------------------------------------------



          Capitalized interest was $1,206,000 in 1996, $512,000 in 1995 and $1,142,000 in 1994.

8  SUMMARY OF QUARTERLY INFORMATION (UNAUDITED)
-------------------------------------------------------------------------------



The following table summarizes unaudited financial data for fiscal years 1996 and 1995:
-------------------------------------------------------------------------------------------------
                                               1996 by Quarter                                      1995 by Quarter
                                 First      Second        Third       Fourth         First        Second       Third      Fourth
---------------------------------------------------------------------------------------------------------------------------------
Net sales                       $83,332     $86,546      $91,418      $91,890      $63,495       $67,889    $81,892     $86,722
Gross profit                     21,444      17,879       21,786       18,461       12,988        15,239     21,895      23,641
Income from operations            3,828       5,592        6,878        1,905        3,474         5,678      8,113      11,656
Income before income taxes        3,669       5,553        6,663        1,368        3,178         5,282      7,886      11,401
Net income                        2,862       4,332        5,199        1,409        2,345         4,084      5,988       8,661
Net income per share               0.51        0.77         0.93         0.25         0.43          0.75       1.09        1.55
Price range per share:
   High                          65.500      51.484       58.375       43.120       28.750        31.750     44.000      89.000
   Low                           45.500      36.500       38.250       30.750       23.000        24.250     28.500      42.250
---------------------------------------------------------------------------------------------------------------------------------


                      The price range per share, reflected above, is the
                    highest and lowest closing prices as quoted on The NASDAQ National Market during each quarter.
                                        34

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO HUTCHINSON TECHNOLOGY INCORPORATED:
------------------------------------------------------------------------------
          We have audited the accompanying consolidated balance sheets of Hutchinson Technology Incorporated (a Minnesota corporation) and Subsidiaries as of September 29, 1996 and September 24, 1995, and the related consolidated statements of operations, shareholders' investment and cash flows for each of the three years in the period ended September 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hutchinson Technology Incorporated and Subsidiaries as of September 29, 1996 and September 24, 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 29, 1996 in conformity with generally accepted accounting principles.


                                                            ARTHUR ANDERSEN LLP
Minneapolis, Minnesota
October 31, 1996

ELEVEN-YEAR SELECTED FINANCIAL DATA (IN THOUSANDS, EXCEPT PER SHARE DATA AND NUMBER OF EMPLOYEES)
                           HUTCHINSON TECHNOLOGY INCORPORATED AND SUBSIDIARIES


           ANNUAL GROWTH
     5-YEAR             10-YEAR                                                      1996                1995         1994
     -----------------------------------------------------------------------------------------------------------------------
FOR THE YEAR:
----------------------------------------------------------------------------------------------------------------------------
     20%                 22%                NET SALES                             $353,186            $299,998      $238,794

     23                  24                 GROSS PROFIT                            79,570              73,763        39,246
                                               PERCENT OF NET SALES                    23%                 25%           16%

     20                  24                 INCOME (LOSS) FROM OPERATIONS         $ 18,203            $ 28,921      $  7,780
                                               PERCENT OF NET SALES                     5%                 10%            3%

     25                  18                 NET INCOME (LOSS)                     $ 13,802            $ 21,078      $  5,880
                                               PERCENT OF NET SALES                     4%                  7%            2%

     34                  31                 CAPITAL EXPENDITURES                  $ 77,065            $ 44,472      $ 29,540

     46                  39                 RESEARCH AND DEVELOPMENT EXPENSES       27,651              15,041         8,626

     24                  24                 DEPRECIATION EXPENSE                    33,565              28,174        23,974

     15                  17                 CASH FLOW FROM OPERATING ACTIVITIES     34,662              57,814        11,967
     -----------------------------------------------------------------------------------------------------------------------
AT YEAR END:
----------------------------------------------------------------------------------------------------------------------------
     25%                 23%                RECEIVABLES, NET                      $ 56,278            $ 40,683      $ 39,115

     30                  19                 INVENTORIES                             17,235              13,298         9,529

     28                  26                 WORKING CAPITAL                         62,102              54,284        51,996

     29                  21                 NET PROPERTY, PLANT AND EQUIPMENT      121,706              93,816        77,887

     29                  23                 TOTAL ASSETS                           238,983             190,898       151,148

     25                  30                 TOTAL DEBT                              58,945              37,700        40,080

                                            TOTAL DEBT AS A PERCENTAGE OF TOTAL
                                              CAPITALIZATION                           31%                 24%            30%

     32                  21                 SHAREHOLDERS' INVESTMENT              $133,684            $119,745       $ 94,619

                                            RETURN ON SHAREHOLDERS' INVESTMENT         11%                 20%           6%

     14                  16                 NUMBER OF EMPLOYEES                      5,479               4,858          4,600

      7                   4                 SHARES OF STOCK OUTSTANDING              5,452               5,447         5,333
     -------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE:
------------------------------------------------------------------------------------------------------------------------------
     17%                 13%                NET INCOME (LOSS)                     $   2.46            $   3.84       $   1.08

     24                  17                 SHAREHOLDERS' INVESTMENT (BOOK VALUE)    24.52               21.98          17.74

                                            PRICE RANGE
     37                  18                   HIGH                                  65.500              89.000          39.875
     38                  20                   LOW                                   30.750              23.000          21.750
     -------------------------------------------------------------------------------------------------------------------------

                                        36


           ANNUAL GROWTH
     5-YEAR             10-YEAR                                                      1993                1992         1991
     ----------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR:
---------------------------------------------------------------------------------------------------------------------------------
     20%                 22%                NET SALES                             $198,734            $160,340       $ 143,260

     23                  24                 GROSS PROFIT                            44,423              40,261          27,920
                                               PERCENT OF NET SALES                    22%                 25%             19%

     20                  24                 INCOME (LOSS) FROM OPERATIONS         $  9,961            $ 13,581       $  7,265
                                               PERCENT OF NET SALES                     5%                  8%             5%

     25                  18                 NET INCOME (LOSS)                     $  8,554            $ 12,849       $  4,499
                                               PERCENT OF NET SALES                     4%                  8%             3%

     34                  31                 CAPITAL EXPENDITURES                  $ 46,768            $ 20,492       $ 17,747

     46                  39                 RESEARCH AND DEVELOPMENT EXPENSES        9,846               5,770          4,208

     24                  24                 DEPRECIATION EXPENSE                    15,737              12,908         11,253

     15                  17                 CASH FLOW FROM OPERATING ACTIVITIES     22,449              19,397         16,944
     -------------------------------------------------------------------------------------------------------------------------
AT YEAR END:
------------------------------------------------------------------------------------------------------------------------------
     25%                 23%                RECEIVABLES, NET                      $ 22,320            $ 25,454       $ 18,499

     30                  19                 INVENTORIES                              7,899               5,638          4,580

     28                  26                 WORKING CAPITAL                         26,238              49,018         18,083

     29                  21                 NET PROPERTY, PLANT AND EQUIPMENT       72,419              41,513         34,304

     29                  23                 TOTAL ASSETS                           116,639             109,126         65,992

     25                  30                 TOTAL DEBT                              12,460              16,755         19,354

                                            TOTAL DEBT AS A PERCENTAGE OF TOTAL        12%                 18%            37%
                                              CAPITALIZATION

     32                  21                 SHAREHOLDERS' INVESTMENT               $ 88,689            $ 77,025       $ 33,512

                                            RETURN ON SHAREHOLDERS' INVESTMENT          10%                 23%            14%

     14                  16                 NUMBER OF EMPLOYEES                       4,108               3,332          2,798

      7                   4                 SHARES OF STOCK OUTSTANDING               5,331               5,173          3,969
     --------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE:
-------------------------------------------------------------------------------------------------------------------------------
     17%                 13%                NET INCOME (LOSS)                     $    1.58           $    2.72       $   1.12

     24                  17                 SHAREHOLDERS' INVESTMENT (BOOK VALUE)     16.64               14.88           8.44

                                            PRICE RANGE
     37                  18                   HIGH                                   49.750              32.000         13.750
     38                  20                   LOW                                    20.500               9.500         6.125
     --------------------------------------------------------------------------------------------------------------------------

     ANNUAL GROWTH
     5-YEAR             10-YEAR                                                      1990                1989         1988
     --------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR:
-------------------------------------------------------------------------------------------------------------------------------
     20%                 22%                NET SALES                             $122,444            $ 92,321       $113,714

     23                  24                 GROSS PROFIT                            26,107               7,696         19,329
                                               PERCENT OF NET SALES                    21%                  8%            17%

     20                  24                 INCOME (LOSS) FROM OPERATIONS         $  8,528            $ (7,221)      $  6,540
                                               PERCENT OF NET SALES                     7%                 (8%)            6%

     25                  18                 NET INCOME (LOSS)                     $  5,338            $ (5,693)      $  4,267
                                               PERCENT OF NET SALES                     4%                 (6%)            4%

     34                  31                 CAPITAL EXPENDITURES                  $  6,794            $  9,568       $ 18,820

     46                  39                 RESEARCH AND DEVELOPMENT EXPENSES        3,959               4,065          2,774

     24                  24                 DEPRECIATION EXPENSE                     9,719              12,305          8,047

     15                  17                 CASH FLOW FROM OPERATING ACTIVITIES     15,174               6,871          7,291
     ---------------------------------------------------------------------------------------------------------------------------
AT YEAR END:
--------------------------------------------------------------------------------------------------------------------------------
     25%                 23%                RECEIVABLES, NET                      $ 20,216            $ 15,932       $ 19,166

     30                  19                 INVENTORIES                              5,913               3,898          5,119

     28                  26                 WORKING CAPITAL                         22,768              15,767         13,716

     29                  21                 NET PROPERTY, PLANT AND EQUIPMENT       27,618              30,419         36,494

     29                  23                 TOTAL ASSETS                            64,669              55,775         63,095

     25                  30                 TOTAL DEBT                              20,550              21,756         19,469

                                            TOTAL DEBT AS A PERCENTAGE OF TOTAL
                                              CAPITALIZATION                           42%                 48%            40%

     32                  21                 SHAREHOLDERS' INVESTMENT              $ 28,834            $ 23,426       $ 28,888

                                            RETURN ON SHAREHOLDERS' INVESTMENT         20%                (22%)           16%

     14                  16                 NUMBER OF EMPLOYEES                      2,648               2,327          2,830

      7                   4                 SHARES OF STOCK OUTSTANDING              3,948               3,941          3,878

--------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE:
--------------------------------------------------------------------------------------------------------------------------------
     17%                 13%                NET INCOME (LOSS)                     $   1.34            $  (1.44)      $   1.08

     24                  17                 SHAREHOLDERS' INVESTMENT (BOOK VALUE      7.30                5.94           7.45

                                            PRICE RANGE
     37                  18                   HIGH                                  13.500              15.250         22.000
     38                  20                   LOW                                    5.000               6.250          9.000
     ---------------------------------------------------------------------------------------------------------------------------


           ANNUAL GROWTH
     5-YEAR             10-YEAR                                                      1987                1986
--------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR:
--------------------------------------------------------------------------------------------------------------------------------
     20%                 22%                NET SALES                             $ 77,756            $ 47,166

     23                  24                 GROSS PROFIT                            15,673               9,422
                                               PERCENT OF NET SALES                    20%                 20%

     20                  24                 INCOME (LOSS) FROM OPERATIONS         $  6,400            $  2,139
                                               PERCENT OF NET SALES                     8%                  5%

     25                  18                 NET INCOME (LOSS)                     $  4,665            $  2,710
                                               PERCENT OF NET SALES                     6%                  6%

     34                  31                 CAPITAL EXPENDITURES                  $ 10,955            $  5,346

     46                  39                 RESEARCH AND DEVELOPMENT EXPENSES        1,396                  998

     24                  24                 DEPRECIATION EXPENSE                     5,650                3,958

     15                  17                 CASH FLOW FROM OPERATING ACTIVITIES      6,996                7,395

--------------------------------------------------------------------------------------------------------------------------------
AT YEAR END:
--------------------------------------------------------------------------------------------------------------------------------
     25%                 23%                RECEIVABLES, NET                      $ 11,759            $  6,997

     30                  19                 INVENTORIES                              4,205               3,044

     28                  26                 WORKING CAPITAL                         10,210               6,322

     29                  21                 NET PROPERTY, PLANT AND EQUIPMENT       25,315              18,026

     29                  23                 TOTAL ASSETS                            45,577              29,056

     25                  30                 TOTAL DEBT                              10,899               4,125

                                            TOTAL DEBT AS A PERCENTAGE OF TOTAL
                                              CAPITALIZATION                           31%                 17%

     32                  21                 SHAREHOLDERS' INVESTMENT              $24,392             $ 19,695

                                            RETURN ON SHAREHOLDERS' INVESTMENT        21%                  15%

     14                  16                 NUMBER OF EMPLOYEES                     2,074                1,208

      7                   4                 SHARES OF STOCK OUTSTANDING             3,812                3,810

--------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE:
--------------------------------------------------------------------------------------------------------------------------------
     17%                 13%                NET INCOME (LOSS)                     $  1.20             $   0.71

     24                  17                 SHAREHOLDERS' INVESTMENT (BOOK VALUE     6.40                 5.17

                                            PRICE RANGE
     37                  18                   HIGH                                 24.500               13.000
     38                  20                   LOW                                   7.875                5.125

--------------------------------------------------------------------------------------------------------------------------------

                                        37

SHAREHOLDERS' INFORMATION

ANNUAL SHAREHOLDERS' MEETING

Wednesday, January 29, 1997, at 1:30 p.m.
The Minneapolis Marriott City Center Hotel
30 South Seventh Street
Minneapolis, Minnesota

COMMON STOCK LISTING

Traded in The NASDAQ National Market
Trading symbol: HTCH
Shareholders of record as of
November 11, 1996: 725

DIVIDEND POLICY

The Company has never paid any cash div-idends on its common stock. The Company currently intends to retain all earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to pay-ment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the Board of Directors.

LEGAL COUNSEL

Faegre & Benson LLP
Minneapolis, Minnesota

INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP
Minneapolis, Minnesota

TRANSFER AGENT

Norwest Bank Minnesota, National Association
161 North Concord Exchange
P.O. Box 738
South St. Paul, Minnesota 55075-0738
(612) 450-4064

SUPPLEMENTAL INFORMATION

Shareholder Information
Todd J. Bradley
Hutchinson Technology Incorporated
40 West Highland Park
Hutchinson, Minnesota 55350
(800) 689-0755
World Wide Web: www.htch.com
E-Mail: todd.bradley@hti.htch.com

                                        39