Form 10-K405, Exhibit 13
period 1998-09-27
HUTCHINSON TECHNOLOGY INC
filed 1998-12-17
CIK 772897

                            Hutchinson Technology Incorporated and Subsidiaries

Financial Highlights                        In thousands, except per share data


                                                                                                   PERCENTAGE CHANGE
------------------------------------------------------------------------------------------------------------------------
                                                      1998          1997           1996       1998 to 1997  1997 to 1996
------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR:
------------------------------------------------------------------------------------------------------------------------
   Net sales                                     $ 407,616      $453,232       $353,186               (10)%           28%
   Income (loss) before income tax                 (65,421)       53,716         17,253              (222)           211
      Percent of net sales                             (16)%          12%             5%
   Net income (loss)                              $(48,411)     $ 41,909       $ 13,802              (216)           204
      Percent of net sales                             (12)%           9%             4%
   Weighted average common and
      diluted shares outstanding                    19,709        18,978         16,806
------------------------------------------------------------------------------------------------------------------------
PER SHARE INFORMATION:
------------------------------------------------------------------------------------------------------------------------
   Net income (loss)-- diluted                    $  (2.46)     $   2.21        $  0.82              (211)%          170%
   Shareholders' investment
      (book value)                                   11.97         14.42           8.17               (17)            76
   Price range:
      High                                           35.44         38.38          21.83
      Low                                            13.81         12.75          10.25
      Close                                          17.94         33.25          12.58               (46)           164
------------------------------------------------------------------------------------------------------------------------
AT YEAR END:
------------------------------------------------------------------------------------------------------------------------
   Working capital                               $ 101,114     $ 173,156       $ 62,102               (42)%          179%
   Long-term debt                                  218,247        72,862         53,185               200             37
   Shareholders' investment                        236,830       282,958        133,684               (16)           112
   Total assets                                    549,478       429,839        238,983                28             80
------------------------------------------------------------------------------------------------------------------------
   Return on shareholders' investment                  (19)%          20%            11%
------------------------------------------------------------------------------------------------------------------------


   Shareholders' Information

   ANNUAL SHAREHOLDERS' MEETING
   Tuesday, January 26, 1999, at 10:00 a.m.
   Minneapolis Marriott City Center Hotel
   30 South Seventh Street
   Minneapolis, Minnesota

   COMMON STOCK LISTING
   Traded in The Nasdaq National Market
   Trading symbol: HTCH
   Shareholders of record as of
   November 30, 1998: 1,038

   DIVIDEND POLICY
   The Company has never paid any cash dividends on its common stock. The Company currently intends to retain all earnings for use in its business and does not anticipate paying cash dividends in the foresee-able future. Any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the Board of Directors.

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

                            Hutchinson Technology Incorporated and Subsidiaries


Management's Discussion and Analysis of Results of Operations and Financial Condition


GENERAL

The Company derives virtually all of its revenue from the sale of suspension assemblies to a small number of customers. Suspension assemblies are a critical component of hard disk drives and the Company's results of operations are highly dependent on the hard disk drive industry. The hard disk drive industry is intensely competitive and highly cyclical and the Company's results of operations have been adversely affected from time to time during hard disk drive industry slowdowns and during the Company's own product transitions.

The Company experienced a significant reduction in demand for and shipments of its conventional suspension assemblies during the latter part of fiscal 1997 and throughout all of fiscal 1998. The Company believes this reduction was due to a slowdown in the disk drive industry's demand for disk drive components, primarily because of excess inventory held by drive and recording head manufacturers as a result of softer demand for both servers and personal computers. In addition, some of the major personal computer companies transitioned to build-to-order manufacturing, decreasing the required disk drive inventory levels and improvements in data density have somewhat offset the continuing growth in demand for storage. The Company's operating results were adversely affected by this slowdown, and consequently have not provided the cash needed to help fund capital expenditures that are necessary to meet steadily rising demand for the Company's TSA suspension assemblies. The Company believes fiscal 1999 shipments of conventional suspensions will continue to trail prior year levels as customer demand shifts towards TSA suspension assemblies.

The Company's gross margins have fluctuated and will continue to fluctuate quarterly and annually based upon a variety of factors such as the level of utilization of the Company's production capacity, changes in demand, product mix, selling prices and manufacturing yields, increases in production and engineering costs associated with production of new products and changes in the cost, or limitations in the availability, of materials. Profitable high-volume production of TSA suspensions was not achieved by the Company in connection with its ramp-up of TSA suspension capacity during fiscal 1998. These production inefficiencies resulted in significantly lower gross margins which adversely affected operating results. However, positive gross margins were achieved on TSA suspension production at the end of the fourth quarter of fiscal 1998.

The Company's ability to introduce new products on a timely basis is an important factor in its continued success. New products have lower manufacturing yields and are produced in lower quantities than more mature products. Manufacturing yields generally improve as the product matures and production volumes increase. Manufacturing yields also vary depending on the complexity and uniqueness of product specifications. Because the Company's business is capital intensive and requires a high level of fixed costs, gross margins are also extremely sensitive to changes in volume. Small variations in capacity utilization or manufacturing yields generally have a significant impact on gross margins. The Company typically allows customers to change or cancel orders on short notice without penalty. The Company therefore plans its production and inventory based primarily on forecasts of customer demand rather than on order backlog. Both customer demand and the resulting forecasts often fluctuate substantially. These factors, among others, create an environment where scheduled production and capacity utilization can vary significantly from week to week, leading to variability in gross margins.

Growth in the Company's net sales depends, in part, on the successful expansion by the Company of its manufacturing capacity, manufacturing work force and corporate infrastructure. In order to meet current and anticipated future demand for TSA suspension assemblies, the Company is continuing its planned expansion of TSA suspension production capacity. The Company currently anticipates spending approximately $170,000,000 in capital expenditures during fiscal 1999 primarily for expansion of TSA suspension production capacity. The Company anticipates that continued significant capital expenditures will be necessary in fiscal 2000 for continued expansion of its TSA suspension production capacity and to accommodate anticipated market growth. If the Company is not able to finance or complete its current expansion plans in a timely manner and within acceptable budgets, its quarterly and annual results of operations may be materially adversely affected.

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

As in past years, disk drives continue to be the storage device of choice for applications requiring low access times and higher capacities because of their speed and low cost per megabyte of stored data. The cost of storing data on disk drives continues to decrease primarily due to increasing areal density, the amount of data which can be stored on magnetic disks. Improvements in areal density have been attained by lowering the fly height of the read/write head, using smaller read/write heads with advanced air bearing designs, improving other components such as motors and media and using new read/write head types such as those of magneto-resistive (MR) design. The move to MR heads, which require more electrical leads, and the transition to smaller or pico-sized heads, which are more sensitive to mechanical variation, may compel drive manufacturers to use newer suspension technologies, such as the Company's TSA suspension assemblies. Due to growth in customer demand for TSA suspensions, the Company expects that TSA suspensions will make up approximately half of its shipments in the next fiscal year.

The continual pursuit of increasing areal density may lead to further value added features for TSA suspensions which incorporate a second stage actuator on the suspension to improve head positioning over increasingly tighter data tracks, or which mount preamplifiers near the head to improve data transfer signals. These changes require the Company to develop the competencies of an electromechanical system supplier so that multiple functions may be consolidated on the suspension assembly.

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

The Company generally experiences fluctuating selling prices due to product maturity, competitive pricing pressures and new product offerings. While many of the Company's current products are reaching or are in the mature phase of their life cycle and thus are experiencing declining selling prices, its newer products have initially much higher selling prices.

FISCAL 1998 OPERATIONS

The following table sets forth the Company's Consolidated Statements of Operations as a percentage of net sales and the percentage change in the amount of such items from period to period.

                                                            PERCENTAGE OF NET SALES                      PERCENTAGE CHANGE
                                                      1998          1997           1996          1998 TO 1997    1997 TO 1996
-----------------------------------------------------------------------------------------------------------------------------
Net sales                                             100%          100%           100%              (10)%            28%
Cost of sales                                         101            74             77                22              23
-----------------------------------------------------------------------------------------------------------------------------
   Gross profit (loss)                                 (1)           26             23              (103)             47
Research and development expenses                       5             4              8                 1             (27)
Selling, general and administrative expenses           10            10             10                (7)             32
-----------------------------------------------------------------------------------------------------------------------------
   Income (loss) from operations                      (16)           12              5              (224)            190
Other income, net                                       1             1             --                 3             258
Interest expense                                       (1)           (1)            --                45              49
-----------------------------------------------------------------------------------------------------------------------------
   Income (loss) before income taxes                  (16)           12              5              (222)            211
Provision (benefit) for income taxes                   (4)            3              1              (244)            242
-----------------------------------------------------------------------------------------------------------------------------
   Net income (loss)                                  (12)            9              4              (216)            204
-----------------------------------------------------------------------------------------------------------------------------


Net sales for 1998 were $407,616,000, a decrease of $45,616,000 or 10%
compared to 1997. This decrease was primarily due to decreased suspension assembly volume.

Gross loss for 1998 was $3,636,000, compared to a gross profit of $117,279,000 for 1997, and gross profit (loss) as a percent of net sales decreased from 26% to (1)%. This decrease was primarily due to lower conventional suspension assembly sales volume and higher manufacturing costs associated with increased TSA suspension assembly production.

Research and development expenses for 1998 were $20,360,000 compared to $20,185,000 for 1997. A majority of the research and development expenses were used for further TSA product development and for development of the Company's medical product.

Selling, general and administrative expenses for 1998 were $41,128,000, a decrease of $3,250,000 or 7% compared to 1997. The decreased expenses were due primarily to decreased profit sharing and other incentive compensation costs of $9,349,000 and decreased recruitment and relocation costs of $886,000, partially offset by increased labor expenses of $2,597,000, higher depreciation and lease expense of $1,929,000, fees related to certain financing agreements of $1,535,000 and higher bad debt provision of $1,476,000. As a percent of net sales, selling, general and administrative expenses remained at 10%.

Interest expense for 1998 was $4,558,000, an increase of $1,415,000 compared to 1997, primarily due to higher average outstanding debt, offset by higher capitalization of interest of $3,820,000.

The income tax benefit for 1998 was based on an effective tax rate for the year of 26% which was below the statutory federal rate primarily due to tax credits and the large portion of sales that qualify for the benefit of the Company's Foreign Sales Corporation.

Net loss for 1998 was $48,411,000, compared to net income of $41,909,000 for 1997. As a percent of net sales, net income decreased from 9% to (12)% primarily due to the lower sales volume and higher manufacturing costs, noted above.

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

Research and development expenses for 1997 were $20,185,000 compared to $27,651,000 for 1996. The prior year amount includes a $5,500,000 charge related to a technology sharing agreement with IBM and higher development expenses related to production of TSA prototype suspensions.

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

LIQUIDITY, CAPITAL RESOURCES AND OTHER MATTERS

The Company's principal sources of liquidity are cash balances, cash flow from operations and additional financing capacity. As of September 27, 1998, the Company did not have available, and had no commitments for, a revolving credit or other similar borrowing facility.

The Company's cash and cash equivalents have fluctuated during fiscal 1998. Cash and cash equivalents decreased from $98,340,000 at September 28, 1997 to $36,069,000 at December 28, 1997 due to capital expenditures, described below, and increased to $160,549,000 at March 29, 1998 as a result of the private placement of convertible subordinated notes by the Company, described below. Cash and cash equivalents decreased to $107,924,000 at June 28, 1998 and to $58,942,000 at September 27, 1998 due to continued capital expenditures. Cash and cash equivalents decreased by $39,398,000 from September 28, 1997 to September 27, 1998 primarily because the capital expenditures during the year were greater than the proceeds from the convertible subordinated notes and funding from the GE lease receivable, described below. The Company used cash from operating activities of $12,824,000 in fiscal 1998 and generated cash from operating activities of $76,816,000 in fiscal 1997 and $39,904,000 in fiscal 1996.

Cash used for capital expenditures totaled $206,888,000 in fiscal 1998 compared to $82,639,000 in fiscal 1997 and $77,065,000 in fiscal 1996. The expenditures in fiscal 1998 were primarily related to expansion of TSA suspension capacity, including manufacturing and support equipment, construction costs for the Company's Sioux Falls, South Dakota plant and construction of an expansion to the Company's Hutchinson, Minnesota plant. The Company currently anticipates spending approximately $170,000,000 during fiscal 1999 primarily for expansion of TSA suspension production capacity, including manufacturing and support equipment. Financing of these capital expenditures will be principally from internally generated funds, cash balances and/or additional financing capacity.

In March 1998, the Company issued and sold $150,000,000 aggregate principal amount of its 6% Convertible Subordinated Notes due 2005 (the "Convertible Notes") to NationsBanc Montgomery Securities LLC and First Chicago Capital Markets, Inc., which resold the Convertible Notes to qualified institutional buyers and institutional accredited investors. The Company used the net proceeds from the issuance and sale of the Convertible Notes primarily to fund capital expenditures to expand TSA suspension capacity.

During the first quarter of fiscal 1997, the Company signed a Master Lease Agreement with General Electric Capital Corporation ("GE"), providing for leasing of up to $25,000,000 of manufacturing equipment in fiscal 1997. The Company served as a purchasing agent on behalf of GE. As such, amounts expended on GE's behalf, but not yet reimbursed, were included on the accompanying consolidated balance sheet under GE lease receivable. During the fourth quarter of fiscal 1997, the Company amended the Master Lease
Agreement, providing for leasing of up to $30,000,000 of manufacturing equipment in fiscal 1998. The full fiscal 1997 and 1998 amounts were expended.

The Company's financing agreements contain various restrictive financial covenants. Effective September 27, 1998, the Company was in compliance with all such covenants. If the Company is not in compliance with financial covenants in its financing agreements at the end of any fiscal quarter, its future financial results and liquidity could be materially adversely affected.

The Company currently believes its cash balances and cash generated from operations will be sufficient to meet its operating expenses, debt service requirements and capital expenditures through fiscal 1999, as the Company continues to transition from conventional suspension assembly production to high-volume TSA suspension assembly production. The Company is evaluating and is pursuing additional external sources of capital to supplement its current capital resources.

The Company anticipates that continued significant capital expenditures will be necessary beyond fiscal 1999 for continued expansion of its TSA suspension production capacity, and to accommodate anticipated market growth. In that regard, the Company may require significant additional external financing to fund operations, debt service and capital expenditures. The Company's ability to fund its future liquidity needs depends on its future performance and financial results, which, to a certain extent, are subject to general conditions in the hard disk drive industry as well as general economic, financial, competitive and other factors that are beyond its control. There can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that the Company will be able to obtain additional financing in an amount sufficient to enable the Company to service its indebtedness, make necessary capital expenditures, fund its operations or maintain compliance with financing agreement covenants.

In connection with the sale of the Convertible Notes by the Company in March 1998, the Company incurred $150,000,000 in additional indebtedness which increased the ratio of total debt to total capitalization to 48.5% at September 27, 1998. As a result of this increased leverage, the Company's interest obligations increased substantially. To the extent that a substantial portion of the Company's cash flow from operations is used to pay the principal of, and interest on, its indebtedness, such cash flow will not be available to fund future operations and capital expenditures.

YEAR 2000 ISSUE

The Year 2000 issue is the result of computer programs, microprocessors and embedded date reliant systems using two digits rather than four to define the applicable year. If not corrected, date-related information and data could cause many programs or systems to fail or generate erroneous information. The Company's products have no inherent time or date function and will operate regardless of Year 2000 issues. The Company, however, uses computer systems and programs that will be affected by Year 2000 issues. In fiscal 1997, the Company initiated a comprehensive Year 2000 readiness program addressing business software and hardware, manufacturing software and hardware used in the design, and/or manufacturing of suspension assemblies, and third party suppliers. Although the Company does not currently expect any significant disruption to its operations due to Year 2000 issues, there can be no assurance that the Company will be able to assess, identify and correct all Year 2000 issues in a timely or successful manner.

The Company completed remediation in November 1997 of its key business software. These key applications include purchased applications that address, but are not limited to, sales and order processing, resource planning and scheduling, procurement, inventory control, shipping and financial accounting and reporting. Additional testing of these systems is being completed during fiscal 1999 using "data-aging" software.

The Company completed an enterprise-wide inventory in May 1998 of all other business software and hardware with potential Year 2000 issues. The inventory includes approximately 460 purchased and internally-developed business and desktop software, of which 350 are considered critical by the Company, and over 3,000 pieces of hardware, including personal computers, servers and network devices. All such critical business and desktop software, and 95% of such hardware has been analyzed for the existence and extent of Year 2000 issues. As of November 23, 1998, approximately 61% of such critical software, and approximately 85% of such hardware was Year 2000 compliant. The Company believes that all such critical business software and such hardware will be Year 2000 compliant by September 1999.

The Company completed an enterprise-wide inventory in May 1998 of all manufacturing software, hardware and embedded chip technology with potential Year 2000 issues. The inventory includes all equipment and software used to design, build and test tools and machines, all tools and machines used to design, build and test suspension assemblies, and software and equipment for all facility systems. The Company expects analysis of all such inventory for the existence and extent of Year 2000 issues to be complete in January 1999. As of November 23, 1998, approximately 5% of such manufacturing software, hardware and embedded chip technology was Year 2000 compliant. The Company believes that all manufacturing software, hardware and embedded chip technology will be remediated by September 1999.

The Company is assessing its suppliers whose failure to become Year 2000 compliant in a timely manner, if at all, could have a material adverse effect on the Company. The Company distributed questionnaires on Year 2000 compliance status (and follow-up letters, as necessary) to over 200 of its suppliers. The Company currently is reviewing supplier responses and expects to initiate follow-up activities in December 1998 to evaluate, or mitigate, potential risks associated with such suppliers due to Year 2000 issues.

As of November 23, 1998, the costs incurred by the Company for Year 2000 compliance efforts have not been material. The Company currently estimates incurring an additional $1,500,000 for Year 2000 remediation efforts. The projected costs of the Company's Year 2000 compliance efforts are based on management's best estimates, which were derived using assumptions about future events. These estimates may change as such efforts proceed and actual results could differ significantly from current plans.

Although the Company expects to complete its Year 2000 remediation in 1999, there are risks if its efforts are delayed or fail. A delay or failure in remedying a Year 2000 issue, caused by computer hardware or software errors or failures by the Company, or suppliers who may not be Year 2000 compliant could, in a worst case, interrupt the Company's business. Depending upon the extent and duration of the business interruption resulting from non-compliance issues, such interruption could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company will begin to develop contingency plans for Year 2000 readiness in March 1999 to ensure that back-up processes are in place in the event the Company is unable to complete remediation efforts by December 31, 1999. The Company expects to complete these contingency plans by September 1999, but there is no assurance that the Company will complete such plans or that any such plans will address all risks that may actually arise.

OTHER MATTERS

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

FORWARD-LOOKING STATEMENTS

The statements on pages 3 through 7 of this Annual Report about demand for suspension assemblies, including TSA suspensions, anticipated capital expenditures, TSA suspension development and production and medical product introduction and expenditures, the statements under the headings "General" and "Market Trends" about demand for and shipments of disk drives and suspension assemblies, including TSA suspensions, manufacturing capacity and yields and selling prices, and the statements under the headings "General" and "Liquidity, Capital Resources and Other Matters" about anticipated operating results, capital expenditures and capital resources, and the statements above under the heading "Year 2000 Issues" about Year 2000 compliance, are forward-looking statements based on current expectations. These statements are subject to risks and uncertainties, including slower or faster customer acceptance of the Company's new products, difficulties in producing its TSA suspensions, difficulties in financing and expanding capacity, changes in manufacturing efficiencies, difficulties in implementing Year 2000 compliance and the other risks and uncertainties discussed above. These factors may cause the Company's actual future results to differ materially from historical earnings and from the financial performance of the Company presently anticipated.

                            Hutchinson Technology Incorporated and Subsidiaries

Consolidated Statements of Operations       In thousands, except per share data


                                                                FISCAL YEARS ENDED
------------------------------------------------------------------------------------------------------
                                           SEPTEMBER 27, 1998   SEPTEMBER 28, 1997  SEPTEMBER 29, 1996
------------------------------------------------------------------------------------------------------
Net sales                                           $ 407,616           $  453,232           $ 353,186
Cost of sales                                         411,252              335,953             273,616
------------------------------------------------------------------------------------------------------

      Gross profit (loss)                              (3,636)             117,279              79,570
Research and development expenses                      20,360               20,185              27,651
Selling, general and administrative expenses           41,128               44,378              33,716
------------------------------------------------------------------------------------------------------
      Income (loss) from operations                   (65,124)              52,716              18,203
Other income, net                                       4,261                4,143               1,158
Interest expense                                       (4,558)              (3,143)             (2,108)
------------------------------------------------------------------------------------------------------
      Income (loss) before income taxes               (65,421)              53,716              17,253
Provision (benefit) for income taxes                  (17,010)              11,807               3,451
------------------------------------------------------------------------------------------------------
      Net income (loss)                             $ (48,411)          $   41,909           $  13,802
------------------------------------------------------------------------------------------------------
Basic earnings (loss) per share                     $   (2.46)          $     2.29           $    0.84
------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share                   $   (2.46)          $     2.21           $    0.82
------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding             19,709               18,272              16,350
------------------------------------------------------------------------------------------------------
Weighted average common and diluted
  shares outstanding                                   19,709               18,978              16,806
------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.
------------------------------------------------------------------------------------------------------

                                       24

                            Hutchinson Technology Incorporated and Subsidiaries

Consolidated Balance Sheets                                Dollars in thousands

-----------------------------------------------------------------------------------------------
ASSETS                                                 SEPTEMBER 27, 1998    SEPTEMBER 28, 1997
-----------------------------------------------------------------------------------------------
   Current assets:
      Cash and cash equivalents                                $   58,942             $  98,340
      Securities available for sale                                11,921                20,211
      Trade receivables, net                                       65,798                51,467
      GE lease receivable                                              --                31,073
      Other receivables                                            12,337                 3,504
      Inventories                                                  25,780                27,189
      Prepaid taxes and other expenses                             19,507                11,562
-----------------------------------------------------------------------------------------------
         Total current assets                                     194,285               243,346
   Property, plant and equipment, at cost:
      Land, buildings and improvements                            123,599                45,437
      Equipment                                                   319,162               218,289
      Construction in progress                                    104,145                84,345
      Less: accumulated depreciation                             (211,617)             (172,818)
-----------------------------------------------------------------------------------------------
         Net property, plant and equipment                        335,289               175,253
   Other assets                                                    19,904                11,240
-----------------------------------------------------------------------------------------------
                                                               $  549,478             $ 429,839
-----------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' INVESTMENT
-----------------------------------------------------------------------------------------------
   Current liabilities:
      Current maturities of long-term debt                     $    4,613             $   5,332
      Accounts payable and accrued expenses                        61,822                39,373
      Accrued compensation                                         24,371                19,407
      Accrued income taxes                                          2,365                 6,078
-----------------------------------------------------------------------------------------------
         Total current liabilities                                 93,171                70,190
   Long-term debt, less current maturities                         68,247                72,862
   Convertible subordinated notes                                 150,000                    --
   Other long-term liabilities                                      1,230                 3,829
   Commitments and contingencies (Notes 5 and 6)
   Shareholders' investment:
      Common stock, $.01 par value, 45,000,000 shares
         authorized, 19,780,000 and 19,619,000 issued
         and outstanding                                              198                   196
      Additional paid-in capital                                  152,957               150,676
      Retained earnings                                            83,675               132,086
-----------------------------------------------------------------------------------------------
         Total shareholders' investment                           236,830               282,958
                                                               $  549,478             $ 429,839
-----------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.
-----------------------------------------------------------------------------------------------

                           Hutchinson Technology Incorporated and Subsidiaries

Consolidated Statements of Cash Flows                             In thousands

                                                                              Fiscal years ended
------------------------------------------------------------------------------------------------------------------------
                                                       September 27, 1998      September 28, 1997     September 29, 1996
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
------------------------------------------------------------------------------------------------------------------------
   Net income (loss)                                           $ (48,411)              $   41,909              $ 13,802
   Adjustments to reconcile net income (loss) to cash
      provided by (used for) operating activities:
      Depreciation and amortization                               50,901                   38,565                33,909
      Deferred taxes                                              (7,350)                  (2,608)               (6,085)
      Changes in operating assets and
         liabilities (Note 7)                                     (7,964)                  (1,050)               (1,722)
------------------------------------------------------------------------------------------------------------------------
   Cash provided by (used for) operating activities              (12,824)                  76,816                39,904
------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
------------------------------------------------------------------------------------------------------------------------
   Capital expenditures                                         (206,888)                 (82,639)              (77,065)
   Funding from GE lease receivable                               35,303                    9,915                    --
   Increase in GE lease receivable                                (4,230)                 (35,746)               (5,242)
   Proceeds from the sale of assets                                   --                       --                15,300
   Purchases of marketable securities                            (13,313)                 (31,343)               (4,944)
   Sales of marketable securities                                 21,602                   14,196                 3,070
------------------------------------------------------------------------------------------------------------------------
   Cash used for investing activities                           (167,526)                (125,617)              (68,881)
------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
------------------------------------------------------------------------------------------------------------------------
   Proceeds from issuance of long-term debt                           --                   25,000                25,500
   Repayments of long-term debt                                   (5,334)                  (5,751)               (4,255)
   Net proceeds from issuance of convertible
      subordinated notes                                         145,320                       --                    --
   Net proceeds from issuance of common stock                        966                  105,008                   137
------------------------------------------------------------------------------------------------------------------------
   Cash provided by financing activities                         140,952                  124,257                21,382
------------------------------------------------------------------------------------------------------------------------
   Net increase (decrease) in cash and
      cash equivalents                                           (39,398)                  75,456                (7,595)
   Cash and cash equivalents at
      beginning of year                                           98,340                   22,884                30,479
------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                    $  58,942               $   98,340              $ 22,884
------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.
------------------------------------------------------------------------------------------------------------------------


                            Hutchinson Technology Incorporated and Subsidiaries

Consolidated Statements of Shareholders' Investment                In thousands

                                                 Common stock
                                           -------------------------           Additional
                                           Shares             Amount       paid-in capital     Retained earnings
----------------------------------------------------------------------------------------------------------------
Balance, September 24, 1995                16,341              $163              $  43,207               $76,375
   Exercise of stock options                   15                 1                    127                    --
   Issuance of common stock                    --                --                      9                    --
   Net income                                  --                --                     --                13,802
----------------------------------------------------------------------------------------------------------------
Balance, September 29, 1996                16,356               164                 43,343                90,177
   Exercise of stock options                  268                 2                  4,711                    --
   Issuance of common stock                 3,001                30                102,877                    --
   Retirements of common stock                 (6)               --                   (255)                   --
   Net income                                  --                --                     --                41,909
----------------------------------------------------------------------------------------------------------------
Balance, September 28, 1997                19,619               196                150,676               132,086
   Exercise of stock options                  169                 2                  2,524                    --
   Issuance of common stock                     1                --                     12                    --
   Retirements of common stock                 (9)               --                   (255)                   --
   Net loss                                    --                --                     --               (48,411)
----------------------------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 27, 1998                19,780              $198               $152,957               $83,675
----------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.
----------------------------------------------------------------------------------------------------------------


                           Hutchinson Technology Incorporated and Subsidiaries

Notes to Consolidated Financial Statements
                                          Columnar dollar amounts in thousands,
                                          except per share amounts

NOTE 1   Summary of Significant Accounting Policies

         PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Hutchinson Technology Incorporated and its subsidiaries (the "Company"), all of which are wholly- owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

         RECLASSIFICATIONS - Certain reclassifications have been made in the 1997 and 1996 financial statements to conform with the 1998 presentation. Such reclassifications had no effect on previously reported results of operations or shareholders' investment.

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

         RECENT ACCOUNTING PRONOUNCEMENTS - In June 1997, the Financial Accounting Standards Board ("FASB") released Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which requires presentation of comprehensive income on the face of the financial statements. Comprehensive income would include such items as unrealized holding gains/losses on securities available for sale, foreign currency translation adjustments and minimum pension liability adjustments. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS 130 during the first quarter of fiscal 1999 and anticipates that the effect of adopting SFAS 130 will not be significant.

         In June 1997, the FASB released Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), which requires reported segments to be those used by management to disaggregate a company. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS 131 in fiscal 1999 and anticipates that the effect of adopting SFAS 131 will not be significant.

         In June 1998, the FASB released Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet determined the timing of adoption of SFAS 133. While the Company does not expect the adoption to materially impact its results of operations or financial position, adoption of SFAS 133 could increase volatility in earnings for periods subsequent to adoption.

         FISCAL YEAR - The Company's fiscal year is the fifty-two/fifty-three week period ending on the last Sunday in September. The fiscal year ended September 27, 1998 is a fifty-two week period, the fiscal year ended September 28, 1997 is a fifty-two week period and the fiscal year ended September 29, 1996 is a fifty-three week period.

         REVENUE RECOGNITION AND CUSTOMERS -The Company recognizes revenue upon the shipment of completed products. Sales to customers in excess of 10% of net sales are as follows:

-------------------------------------------------------------------------------------
                                                    1998          1997           1996
-------------------------------------------------------------------------------------
SAE Magnetics, Ltd/TDK                               26%           13%            14%
IBM and affiliates                                   20            12              9
Seagate Technology Incorporated                      18            33             35
Read-Rite Corporation                                10            14             13
Yamaha Corporation                                   10            14             16
-------------------------------------------------------------------------------------

         Sales to the Company's five largest customers constituted 84%, 86% and 87% of net sales for fiscal 1998, 1997 and 1996, respectively.

         Sales to foreign locations were as follows:

-------------------------------------------------------------------------------------
                                                    1998          1997           1996
-------------------------------------------------------------------------------------
Foreign-based enterprises                       $167,767      $ 88,471       $ 63,898
Foreign subsidiaries of U.S. corporations         47,885        83,753         51,564
-------------------------------------------------------------------------------------
                                                $215,652      $172,224       $115,462
-------------------------------------------------------------------------------------

         The majority of these foreign location sales were to the Pacific Rim region. In addition, the Company had significant sales to U.S. corporations which used the Company's products in their offshore manufacturing sites.

         CASH AND CASH EQUIVALENTS - Cash equivalents consist of all highly liquid investments with original maturities of ninety days or less.

         SECURITIES AVAILABLE FOR SALE - Securities available for sale consist of investments with original maturities greater than ninety days which are intended to be held less than one year. Securities available for sale consisted of U.S. government securities with a market value and cost of approximately $11,921,000 at September 27, 1998 and $20,211,000 at September 28, 1997.

         TRADE RECEIVABLES - The Company grants credit to customers, but generally does not require collateral or any other security to support amounts due. Trade receivables are net of allowances of $5,207,000 at September 27, 1998 and $2,182,000 at September 28, 1997.

         INVENTORIES - All inventories are stated at the lower of last-in, first-out ("LIFO") cost or market. Inventories consist of the following at September 27, 1998 and September 28, 1997:

---------------------------------------------------------------------
                                                   1998          1997
---------------------------------------------------------------------
Raw materials                                   $ 9,320       $10,560
Work in process                                  12,740         5,950
Finished goods                                    3,908        10,919
LIFO reserve                                       (188)         (240)
---------------------------------------------------------------------
                                                $25,780       $27,189
---------------------------------------------------------------------

         PROPERTY AND DEPRECIATION - Property, plant and equipment are stated at cost. Costs of renewals and betterments are capitalized and depreciated. Maintenance and repairs are charged to expense as incurred.

         Property is depreciated over an estimated useful life on a straight-line basis for financial reporting purposes and is depreciated using primarily accelerated methods for tax reporting purposes. Estimated useful lives for financial reporting purposes are as follows:

         Buildings                                  25 to 35 years
         Leasehold improvements                      5 to 10 years
         Equipment                                    2 to 8 years

         ENGINEERING AND PROCESS DEVELOPMENT - The Company's engineers and technicians are responsible for the implementation of new technologies as well as process and product development and improvements. Expenditures related to these activities totaled $52,235,000 in 1998, $48,204,000 in 1997 and $51,212,000 in 1996. Of these amounts, approximately $20,360,000 in 1998, $20,185,000 in 1997 and $27,651,000
         in 1996 are classified as research and development expenses.

         INCOME TAXES - Deferred taxes are provided at currently enacted tax rates on all significant temporary differences.

         NET INCOME PER SHARE - The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"), during the first quarter of fiscal 1998. As a result, all prior periods presented have been restated to conform to the provisions of SFAS No. 128, which requires the presentation of basic and diluted earnings per share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings
         (loss) per share is computed under the treasury stock method and is calculated to compute the dilutive effect of potential common shares. A reconciliation of these amounts is as follows:

------------------------------------------------------------------------------------------------------
                                                                     1998          1997           1996
------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding                         19,709        18,272         16,350
Dilutive potential common shares                                       --           706            456
Weighted average common and diluted shares outstanding             19,709        18,978         16,806
------------------------------------------------------------------------------------------------------
Basic earnings (loss) per share                                   $ (2.46)      $  2.29        $  0.84
------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share                                 $ (2.46)      $  2.21        $  0.82
------------------------------------------------------------------------------------------------------

NOTE 2   Financing Arrangements

--------------------------------------------------------------------------------------
LONG-TERM DEBT                                                     1998           1997
--------------------------------------------------------------------------------------
Senior unsecured notes, 7.85%, payable in varying
    annual installments through July 2003                      $ 25,000        $25,000
Senior unsecured note, 8.07%, payable in varying
    annual installments through November 2006                    25,000         25,000
Senior unsecured notes, 7.46%, payable in varying
    semi-annual installments through February 2004               20,625         24,375
6% Convertible Subordinated Notes due 2005                      150,000             --
Other long-term debt                                              2,235          3,819
--------------------------------------------------------------------------------------
                                                                222,860         78,194
Less: Current maturities                                         (4,613)        (5,332)
--------------------------------------------------------------------------------------
                                                               $218,247        $72,862
--------------------------------------------------------------------------------------

         In March 1998, the Company completed a private placement of $150,000,000 aggregate principal amount of 6% Convertible Subordinated Notes due 2005 (the "Convertible Notes") with interest payable semi-annually commencing September 15, 1998. The Convertible Notes are convertible, at the option of the holder, into Common Stock of the Company at any time prior to their stated maturity, unless previously redeemed or repurchased, at a conversion price of $28.35 per share. Beginning March 20, 2001, the Convertible Notes are redeemable, in whole or in part, at the option of the Company, at 103.43% of their principal amount, and thereafter at prices declining to 100% at any time on and after March 15, 2005. In addition, upon the occurrence of certain events, each holder of the Convertible Notes may require the Company to repurchase all or a portion of such holder's Convertible Notes at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, to the date of the repurchase.

         The Convertible Notes were issued by the Company and were sold in transactions exempt from registration under the Securities Act of 1933, as amended. The Company filed a Registration Statement registering the Convertible Notes and the shares of Common Stock of the Company into which the Convertible Notes are convertible.

         On July 26, 1996, the Company completed a $50,000,000 private debt placement, of which $25,000,000 was issued as senior unsecured notes, having a fixed rate of 7.85%, annual principal payments of $8,333,000 beginning on July 26, 2001 and maturing July 26, 2003. The Company issued an additional $25,000,000 on November 26, 1996 as a senior unsecured note having a fixed rate of 8.07%, annual principal payments of $4,167,000 beginning on November 26, 2001 and maturing November 26, 2006.

         The Company's financing agreements contain certain restrictive covenants which require the Company, among other things, to maintain specified levels of net income, cash and/or cash available from a credit facility, working capital, tangible net worth and financial ratios, and also impose limitations on capital expenditures, additional indebtedness, leases, guarantees, and the payment of dividends. Effective September 27, 1998, the Company was in compliance with all such covenants.

         Maturities of long-term debt for the five years subsequent to September 27, 1998 are as follows:

-----------------------------------------------------------------------
1999                                                           $  4,613
2000                                                              3,995
2001                                                             12,330
2002                                                             16,499
2003                                                             16,501
Thereafter                                                      168,922
-----------------------------------------------------------------------
                                                               $222,860
-----------------------------------------------------------------------

NOTE 3   Income Taxes

         The provision (benefit) for income taxes consists of the following:

----------------------------------------------------------------------------------------------------
                                                                   1998          1997           1996
----------------------------------------------------------------------------------------------------
Current:
   Federal                                                     $ (9,660)      $12,795       $  8,204
   State                                                             --         1,620          1,332
Deferred                                                         (7,350)       (2,608)        (6,085)
----------------------------------------------------------------------------------------------------
                                                               $(17,010)      $11,807       $  3,451
----------------------------------------------------------------------------------------------------

         The deferred benefit is composed of the following:

-----------------------------------------------------------------------------------------------------
                                                                   1998           1997           1996
-----------------------------------------------------------------------------------------------------
Asset bases, lives and depreciation methods                    $  2,459        $(1,206)       $  (895)
Reserves and accruals not currently deductible                   (5,709)        (1,402)        (5,888)
Tax credits and net operating loss carryforwards                (19,066)           133          2,195
Valuation allowance and other                                    14,966           (133)        (1,497)
------------------------------------------------------------------------------------------------------
                                                               $ (7,350)       $(2,608)       $(6,085)
------------------------------------------------------------------------------------------------------

         A reconciliation of the federal statutory tax rate to the effective tax rate is as follows:

------------------------------------------------------------------------------------------------------
                                                                   1998           1997           1996
------------------------------------------------------------------------------------------------------
Statutory federal income tax rate                                   (34)%           35%            35%

Effect of:
   State income taxes, net of federal income tax benefits            (4)             2              3
   Tax benefits of the Foreign Sales Corporation                     (4)           (11)           (15)
Valuation allowance on net operating loss carryforwards and
   other tax credits                                                 16             (4)            (3)
------------------------------------------------------------------------------------------------------
                                                                    (26)%           22%            20%
------------------------------------------------------------------------------------------------------

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At September 27, 1998, the Company had unused tax credits and net operating loss carryforwards of $21,671,000, of which $5,130,000 can be carried forward indefinitely and $16,541,000 which expire at various dates from 2010 to 2013. A valuation allowance of $15,571,000 has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the benefit of certain tax credits and net operating loss carryforwards.

         The following is a table of the significant components of the Company's deferred tax assets:

----------------------------------------------------------------------------------------
                                                            September 28,  September 28,
DEFERRED TAX ASSETS                                                  1998           1997
----------------------------------------------------------------------------------------
Current deferred tax assets:
   Receivable reserves                                           $  2,021        $   855
   Inventories                                                      9,818          7,179
   Accruals and other reserves                                      5,838          2,557
   Tax credits                                                        239             --
----------------------------------------------------------------------------------------
        Total current deferred tax assets                        $ 17,916        $10,591
----------------------------------------------------------------------------------------
Long-term deferred tax assets (liabilities):
   Property, plant and equipment                                    2,500          4,959
   Accruals and other reserves                                         --          1,616
   Tax credits                                                      8,734          2,605
   Valuation allowance                                            (15,571)          (605)
   Net operating loss carryforwards                                12,937             --
----------------------------------------------------------------------------------------
        Total long-term deferred tax assets                      $  8,600        $ 8,575
----------------------------------------------------------------------------------------
Total deferred tax assets                                        $ 26,516        $19,166
----------------------------------------------------------------------------------------

NOTE 4   Fair Value of Financial Instruments

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

         The estimated fair values of the Company's financial instruments are as follows:

---------------------------------------------------------------------------------------
                                             1998                          1997
---------------------------------------------------------------------------------------
                                   CARRYING           FAIR       Carrying          Fair
                                     AMOUNT          VALUE         amount         value
---------------------------------------------------------------------------------------
Cash and cash equivalents          $  58,942     $  58,942        $98,340       $98,340
Securities available for sale         11,921        11,921         20,211        20,211
Long-term debt                       222,860       203,033         78,194        78,368
---------------------------------------------------------------------------------------

NOTE 5   Employee Benefits

         STOCK OPTIONS - The Company has two stock option plans under which up to 6,000,000 common shares are reserved for issuance and of which options representing 3,256,380 common shares have been granted as of September 27, 1998. Options may be granted to any employee, including officers and directors of the Company, and certain non-employees, at a price not less than the fair market value of the Company's common stock at the date the options are granted. Options generally expire ten years from the date of grant or at an earlier date as determined by the committee of the Board of Directors that administers the plans. Options granted under the plans generally are exercisable one year from the date of grant.

                                                                1988 Plan     1996 Plan
---------------------------------------------------------------------------------------
Balance, September 24, 1995                                     1,096,926            --
   Granted at $16.33                                              438,510            --
   Exercised at $3.92 to $7.75                                    (15,810)           --
---------------------------------------------------------------------------------------
Balance, September 29, 1996                                     1,519,626            --
   Granted at $17.33                                              543,000            --
   Granted at $29.38 to $36.67                                         --        18,500
   Exercised at $4.25 to $16.33                                  (267,630)           --
   Expired                                                         (8,235)           --
---------------------------------------------------------------------------------------
Balance, September 28, 1997                                     1,786,761        18,500
   Granted at $20.19 to $27.75                                    139,065       232,270
   Exercised at $13.81 to $33.88                                 (168,261)           --
   Expired                                                         (2,700)       (1,510)
---------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 27, 1998                                     1,754,865       249,260
---------------------------------------------------------------------------------------

         The Company follows Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized in connection with stock option grants pursuant to the stock option plans. Had compensation cost been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's pro forma net income (loss) and pro forma net income (loss) per share would have been as follows:

------------------------------------------------------------------------------------------------------
                                                                     1998          1997           1996
------------------------------------------------------------------------------------------------------
Net income (loss):
   As reported                                                   $(48,411)      $41,909        $13,802
   Pro forma                                                      (54,303)       36,020          9,363
------------------------------------------------------------------------------------------------------
Net income (loss) per common and common equivalent share:
   As reported-- basic                                           $  (2.46)      $  2.29        $  0.84
   Pro forma-- basic                                             $  (2.76)      $  1.97        $  0.57
   As reported-- diluted                                         $  (2.46)      $  2.21        $  0.82
   Pro forma-- diluted                                           $  (2.76)      $  1.90        $  0.56
------------------------------------------------------------------------------------------------------

         In determining compensation cost pursuant to SFAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during 1998: risk-free interest rate of 5.8%; expected life of six years; and expected volatility of 69%. The following weighted average assumptions were used for grants in 1997: risk-free interest rates of 5.85% to 6.25%; expected life of six years; and expected volatility of 68% to 71%. The following weighted average assumptions were used for grants in 1996: risk-free interest rate of 5.6%; expected life of six years; and expected volatility of 73%.

         EMPLOYEE BENEFIT PLANS - The Company has a defined contribution plan covering its employees. The Company's contributions to the plan were $9,239,000 in 1998, $7,762,000 in 1997 and $6,463,000 in 1996.

         The Company sponsors a comprehensive medical and dental plan for qualified employees that is funded by contributions from both the Company and plan participants. Contributions are made through a Voluntary Employee's Benefit Association Trust. The Company recognized expense related to these plans of $19,109,000 in 1998, $15,377,000 in 1997 and $13,439,000 in 1996.

NOTE 6   Commitments and Contingencies

         The Company is committed under various operating lease agreements. Total rent expense under these operating leases was $22,099,000 in 1998, $12,487,000 in 1997 and $7,502,000 in 1996. Future minimum payments for all operating leases with initial or remaining terms of one year or more subsequent to September 27, 1998 are as follows:

--------------------------------------------------------------
1999                                                   $16,992
2000                                                    14,259
2001                                                    11,663
2002                                                    10,116
2003 and thereafter                                     23,001
--------------------------------------------------------------

         On May 1, 1996 the Company received $15,300,000 in a sale-leaseback transaction relating to its Eau Claire, Wisconsin assembly manufacturing building. The lease has a term of 15 years.

         During the first quarter of fiscal 1997, the Company signed a Master Lease Agreement with General Electric Capital Corporation ("GE"), providing for leasing of up to $25,000,000 of manufacturing equipment in fiscal 1997. The Company served as a purchasing agent on behalf of GE. As such, amounts expended on GE's behalf, but not yet reimbursed, were included on the accompanying consolidated balance sheet under GE lease receivable. During the fourth quarter of fiscal 1997, the Company amended the Master Lease Agreement, providing for leasing of up to $30,000,000 of manufacturing equipment in fiscal 1998. The full fiscal 1997 and 1998 amounts were expended.

         The Company and certain users of the Company's products have from time to time received, and may in the future receive, communications from third parties asserting patents against the Company or its customers which may relate to certain of the Company's manufacturing equipment or products or to products which include the Company's products as a component. Although the Company to date has not been a party to any such material intellectual property litigation, certain of its customers have been sued on patents having claims closely related to products sold by the Company. In the event any third party were to make a valid infringement claim and a license were not available on terms acceptable to the Company, the Company's operating results could be adversely affected. The Company expects that, as the number of patents issued continues to increase, and as the Company grows, the volume of intellectual property claims could increase.

         On February 27, 1998, the Company commenced a lawsuit, in McLeod County District Court in Glencoe, Minnesota, against five former employees and their newly-formed company. The lawsuit alleges, among other things, breach of non-compete, confidentiality and assignment of inventions agreements. On August 24, 1998, the Court entered an injunction against the defendants. Thereafter, the Company filed motions to add a competitor and its parent corporation as party defendants, with whom the enjoined defendants had a contract. The parties entered into a Memorandum of Understanding dated September 20, 1998, setting forth the material terms of an agreement to resolve the litigation. The parties currently are negotiating a formal settlement agreement, consistent with the Memorandum.

         The Company is a party to certain other claims arising in the ordinary course of business. In the opinion of management, the outcome of such claims will not materially affect the Company's current or future financial position or results of operations.

NOTE 7   Supplementary Cash Flow Information

------------------------------------------------------------------------------------------------------
                                                                     1998          1997           1996
------------------------------------------------------------------------------------------------------
Changes in operating assets and liabilities:
   Receivables, net                                              $(23,164)      $(3,934)      $(10,353)
   Inventories                                                      1,409        (9,954)        (3,937)
   Prepaid and other expenses                                      (5,054)       (2,520)          (334)
   Accounts payable and accrued liabilities                        21,444        17,081          8,850
   Other non-current liabilities                                   (2,599)       (1,723)         4,052
------------------------------------------------------------------------------------------------------
                                                                 $ (7,964)      $(1,050)      $ (1,722)
------------------------------------------------------------------------------------------------------
Cash paid for:
   Interest (net of amount capitalized)                          $  3,486       $ 2,520       $  1,703
   Income taxes                                                     2,345        13,891          8,405
------------------------------------------------------------------------------------------------------

         Capitalized interest was $6,766,000 in 1998, $2,946,000 in 1997 and $1,206,000 in 1996.

NOTE 8   Sale of Common Stock

         In February 1997, the Company issued 3,000,000 shares of its common stock through a public offering. The Company received net proceeds of $102,900,000 and used the funds for general corporate purposes, primarily expenditures for manufacturing and support equipment, construction of the Company's Eau Claire, Wisconsin and Sioux Falls, South Dakota plants and an expansion of the Company's Hutchinson, Minnesota plant.

NOTE 9   Stock Split

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

NOTE 10  Summary of Quarterly Information (unaudited)

         The following table summarizes unaudited financial data for fiscal years 1998 and 1997.

-----------------------------------------------------------------------------------------------------------------------------------
                                                     1998 BY QUARTER                                  1997 BY QUARTER
                                        FIRST       SECOND       THIRD      FOURTH       FIRST      SECOND        THIRD      FOURTH
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                            $ 88,982     $ 95,128    $107,127    $116,379    $106,906    $124,259      $121,713   $100,354
Gross profit (loss)                      (496)      (2,697)      1,655      (2,098)     31,112      38,680        33,179     14,308
Income (loss) from operations         (15,926)     (19,639)    (12,586)    (16,973)     14,455      21,885        16,553       (177)
Income (loss) before income taxes     (15,506)     (19,495)    (12,510)    (17,910)     13,903      21,737        17,553        523
Net income (loss)                     (11,474)     (14,425)     (9,250)    (13,262)     11,117      16,683        13,698        411
Net income (loss) per share:
   Basic                                (0.58)       (0.73)      (0.47)      (0.67)       0.68        0.95          0.70       0.02
   Diluted                              (0.58)       (0.73)      (0.47)      (0.67)       0.65        0.91          0.68       0.02
Price range per share:
   High                                 36.13        28.00       32.75       28.38       26.92       39.00         36.88      36.50
   Low                                  18.13        19.00       21.35       12.63       12.58       24.75         23.13      23.38
-----------------------------------------------------------------------------------------------------------------------------------

         The price range per share, reflected above, is the highest and lowest bids as quoted on The Nasdaq National Market during each quarter.

Report of Independent Public Accountants

         TO HUTCHINSON TECHNOLOGY INCORPORATED:

         We have audited the accompanying consolidated balance sheets of Hutchinson Technology Incorporated (a Minnesota corporation) and Subsidiaries as of September 27, 1998 and September28, 1997, and the related consolidated statements of operations, shareholders' investment and cash flows for each of the three years in the period ended September 27, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hutchinson Technology Incorporated and Subsidiaries as of September 27, 1998 and September 28, 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 27, 1998 in conformity with generally accepted accounting principles.

                                                          Arthur Andersen LLP

         Minneapolis, Minnesota
         October 29, 1998

                           Hutchinson Technology Incorporated and Subsidiaries

Eleven-Year Selected Financial Data
                   In thousands, except per share data and number of employees

--------------------------------------------------------------------------------------------------------------------
ANNUAL GROWTH                                                                    1998            1997           1996
--------------------------------------------------------------------------------------------------------------------
5-year    10-year          FOR THE YEAR:
--------------------------------------------------------------------------------------------------------------------
   15%        14%          Net sales                                        $ 407,616        $453,232       $353,186
                           Gross profit (loss)                                 (3,636)        117,279         79,570
                           Percent of net sales                                    (1)%            26%            23%
                           Income (loss) from oerations                     $ (65,124)       $ 52,716       $ 18,203
                           Percent of net sales                                   (16)%            12%             5%
                           Net income (loss)                                $ (48,411)       $ 41,909       $ 13,802
                           Percent of net sales                                   (12)%             9%             4%
   35         27           Capital expenditures                             $ 206,888        $ 82,639       $ 77,065
   16         22           Research and development expenses                   20,360          20,185         27,651
   26         20           Depreciation expense                                50,544          38,299         33,565
                           Cash flow from operating activities                (12,824)         76,816         39,904
--------------------------------------------------------------------------------------------------------------------
                           AT YEAR END:
--------------------------------------------------------------------------------------------------------------------
   28%        15%          Receivables                                      $  78,135        $ 86,044       $ 56,278
   27         18           Inventories                                         25,780          27,189         17,235
   31         22           Working capital                                    101,114         173,156         62,102
   36         25           Net property, plant and equipment                  335,289         175,253        121,706
   36         24           Total assets                                       549,478         429,839        238,983
   78         28           Total debt                                         222,860          78,194         58,945
                           Total debt as a percentage of total
                            capitalization                                         48%             22%            31%
   22         23           Shareholders' investment                         $ 236,830        $282,958       $133,684
                           Return on shareholders' investment                     (19)%            20%            11%
   14         11           Number of employees                                  7,764           7,181          5,479
    4          5           Shares of stock outstanding                         19,780          19,619         16,356
--------------------------------------------------------------------------------------------------------------------
                           PER SHARE INFORMATION:
--------------------------------------------------------------------------------------------------------------------
                           Net income (loss)-- diluted                      $   (2.46)         $ 2.21         $ 0.82
   17%        17%          Shareholders' investment (book value)                11.97           14.42           8.17
                           Price range:
   16         17              High                                              35.44           38.38          21.83
   15         16              Low                                               13.81           12.75          10.25
--------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
FOR THE YEAR:                                1995            1994            1993           1992
-----------------------------------------------------------------------------------------------------
Net sales                                 $299,998        $238,794        $198,734       $160,340
Gross profit (loss)                         73,763          39,246          44,423         40,261
Percent of net sales                            25%             16%             22%            25%
Income (loss) from oerations              $ 28,921        $  7,780        $  9,961       $ 13,581
Percent of net sales                            10%              3%              5%             8%
Net income (loss)                         $ 21,078        $  5,880        $  8,554       $ 12,849
Percent of net sales                             7%              2%              4%             8%
Capital expenditures                      $ 44,472        $ 29,540        $ 46,768       $ 20,492
Research and development expenses           15,041           8,626           9,846          5,770
Depreciation expense                        28,174          23,974          15,737         12,908
Cash flow from operating activities         57,814          11,967          22,449         19,397
-----------------------------------------------------------------------------------------------------
AT YEAR END:
-----------------------------------------------------------------------------------------------------
Receivables                               $ 40,683        $ 39,115        $ 22,320       $ 25,454
Inventories                                 13,298           9,529           7,899          5,638
Working capital                             54,284          51,996          26,238         49,018
Net property, plant and equipment           93,816          77,887          72,419         41,513
Total assets                               190,898         151,148         116,639        109,126
Total debt                                  37,700          40,080          12,460         16,755
Total debt as a percentage of total
 capitalization                                 24%             30%             12%            18%
Shareholders' investment                  $119,745        $ 94,619        $ 88,689       $ 77,025
Return on shareholders' investment              20%              6%             10%            23%
Number of employees                          4,858           4,600           4,108          3,332
Shares of stock outstanding                 16,341          15,999          15,993         15,519
-----------------------------------------------------------------------------------------------------
PER SHARE INFORMATION:
-----------------------------------------------------------------------------------------------------
Net income (loss)-- diluted               $   1.28        $   0.36        $   0.53       $   0.91
Shareholders' investment (book value)         7.33            5.91            5.55           4.96
Price range:
   High                                      29.67           13.29           16.58          10.67
   Low                                        7.67            7.25            6.83           3.17
-----------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
FOR THE YEAR:                                    1991            1990            1989            1988
------------------------------------------------------------------------------------------------------
Net sales                                     $143,260        $122,444        $ 92,321        $113,714
Gross profit (loss)                             27,920          26,107           7,696          19,329
Percent of net sales                                19%             21%              8%             17%
Income (loss) from oerations                  $  7,265        $  8,528        $ (7,221)       $  6,540
Percent of net sales                                 5%              7%             (8%)             6%
Net income (loss)                             $  4,499        $  5,338        $ (5,693)       $  4,267
Percent of net sales                                 3%              4%             (6%)             4%
Capital expenditures                          $ 17,747        $  6,794        $  9,568        $ 18,820
Research and development expenses                4,208           3,959           4,065           2,774
Depreciation expense                            11,253           9,719          12,305           8,047
Cash flow from operating activities             16,944          15,174           6,871           7,291
------------------------------------------------------------------------------------------------------
AT YEAR END:
------------------------------------------------------------------------------------------------------
Receivables                                   $ 18,499        $ 20,216        $ 15,932        $ 19,166
Inventories                                      4,580           5,913           3,898           5,119
Working capital                                 18,083          22,768          15,767          13,716
Net property, plant and equipment               34,304          27,618          30,419          36,494
Total assets                                    65,992          64,669          55,775          63,095
Total debt                                      19,354          20,550          21,756          19,469
Total debt as a percentage of total
 capitalization                                     37%             42%             48%             40%
Shareholders' investment                      $ 33,512        $ 28,834        $ 23,426        $ 28,888
Return on shareholders' investment                  14%             20%            (22%)            16%
Number of employees                              2,798           2,648           2,327           2,830
Shares of stock outstanding                     11,907          11,844          11,823          11,634
------------------------------------------------------------------------------------------------------
PER SHARE INFORMATION:
------------------------------------------------------------------------------------------------------
Net income (loss)-- diluted                   $   0.37          $ 0.45     $     (0.48)       $   0.36
Shareholders' investment (book value)             2.81            2.43            1.98            2.48
Price range:
   High                                           4.58            4.50            5.08            7.33
   Low                                            2.04            1.67            2.08            3.00
------------------------------------------------------------------------------------------------------


   Directors

   JEFFREY W. GREEN
   Chairman of the Board
   Hutchinson Technology Incorporated
   DIRECTOR SINCE 1965.

   WAYNE M. FORTUN
   President, Chief Executive Officer
   and Chief Operating Officer
   Hutchinson Technology Incorporated
   DIRECTOR SINCE 1983.

   W. THOMAS BRUNBERG*
   Partner
   Brunberg Thoresen Diaby & Associates, Ltd.
   (Accounting Firm)
   DIRECTOR SINCE 1975.

   ARCHIBALD COX, JR.+
   Chairman
   Sextant Group, Inc.
   (Financial Advisory Firm)
   Vice Chairman and President
   Magnequench International, Inc.
   (Magnetic Material Manufacturing)
   DIRECTOR SINCE 1996.

   JAMES E. DONAGHY*
   Chief Executive Officer
   Sheldahl, Inc.
   (Electronics and Laminates Manufacturing)
   DIRECTOR SINCE 1992.

   HARRY C. ERVIN+
   Formerly Vice President and Investment Officer
   Dain Bosworth Incorporated
   (Investment Banking Firm)
   DIRECTOR SINCE 1969.

   STEVEN E. LANDSBURG+
   Professor of Economics
   University of Rochester
   DIRECTOR SINCE 1997.

   RICHARD N. ROSETT*
   Professor of Economics
   Rochester Institute of Technology
   DIRECTOR SINCE 1986.

   * Members of the Audit Committee
   + Members of the Compensation Committee


   Executive Management Team

   WAYNE M. FORTUN
   President, Chief Executive Officer
   and Chief Operating Officer
   JOINED HTCH IN 1975.

   JEFFREY W. GREEN
   Chairman of the Board
   JOINED HTCH IN 1965.

   JOHN A. INGLEMAN
   Vice President, Chief Financial Officer
   and Secretary
   JOINED HTCH IN 1977.

   REBECCA A. ALBRECHT
   Vice President, Human Resources
   JOINED HTCH IN 1983.

   RICHARD C. MYERS
   Vice President, Administration
   JOINED HTCH IN 1977.

   BEATRICE A. GRACZYK
   Vice President,
   Disk Drive Component Operations
   JOINED HTCH IN 1970.

   R. SCOTT SCHAEFER
   Vice President,
   Chief Technical Officer
   JOINED HTCH IN 1979.

   RICHARD J. PENN
   Vice President, Sales and Marketing
   JOINED HTCH IN 1981.

   PEGGY J. LIETZAU
   Corporate Planning Director
   JOINED HTCH IN 1977.



                                       40