Form 10-K405, Exhibit 13
period 1998-09-27
HUTCHINSON TECHNOLOGY INC
filed 1998-12-23
CIK 772897

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

                                                          Arthur Andersen LLP

         Minneapolis, Minnesota
         October 29, 1998

                           Hutchinson Technology Incorporated and Subsidiaries

Eleven-Year Selected Financial Data
                   In thousands, except per share data and number of employees

--------------------------------------------------------------------------------------------------------------------
ANNUAL GROWTH                                                                    1998            1997           1996
--------------------------------------------------------------------------------------------------------------------
5-year    10-year          FOR THE YEAR:
--------------------------------------------------------------------------------------------------------------------
   15%        14%          Net sales                                        $ 407,616        $453,232       $353,186
                           Gross profit (loss)                                 (3,636)        117,279         79,570
                           Percent of net sales                                    (1)%            26%            23%
                           Income (loss) from operations                    $ (65,124)       $ 52,716       $ 18,203
                           Percent of net sales                                   (16)%            12%             5%
                           Net income (loss)                                $ (48,411)       $ 41,909       $ 13,802
                           Percent of net sales                                   (12)%             9%             4%
   35         27           Capital expenditures                             $ 206,888        $ 82,639       $ 77,065
   16         22           Research and development expenses                   20,360          20,185         27,651
   26         20           Depreciation expense                                50,544          38,299         33,565
                           Cash flow from operating activities                (12,824)         76,816         39,904
--------------------------------------------------------------------------------------------------------------------
                           AT YEAR END:
--------------------------------------------------------------------------------------------------------------------
   28%        15%          Receivables                                      $  78,135        $ 86,044       $ 56,278
   27         18           Inventories                                         25,780          27,189         17,235
   31         22           Working capital                                    101,114         173,156         62,102
   36         25           Net property, plant and equipment                  335,289         175,253        121,706
   36         24           Total assets                                       549,478         429,839        238,983
   78         28           Total debt                                         222,860          78,194         58,945
                           Total debt as a percentage of total
                            capitalization                                         48%             22%            31%
   22         23           Shareholders' investment                         $ 236,830        $282,958       $133,684
                           Return on shareholders' investment                     (19)%            20%            11%
   14         11           Number of employees                                  7,764           7,181          5,479
    4          5           Shares of stock outstanding                         19,780          19,619         16,356
--------------------------------------------------------------------------------------------------------------------
                           PER SHARE INFORMATION:
--------------------------------------------------------------------------------------------------------------------
                           Net income (loss)-- diluted                      $   (2.46)         $ 2.21         $ 0.82
   17%        17%          Shareholders' investment (book value)                11.97           14.42           8.17
                           Price range:
   16         17              High                                              35.44           38.38          21.83
   15         16              Low                                               13.81           12.75          10.25
--------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
FOR THE YEAR:                                1995            1994            1993           1992
-----------------------------------------------------------------------------------------------------
Net sales                                 $299,998        $238,794        $198,734       $160,340
Gross profit (loss)                         73,763          39,246          44,423         40,261
Percent of net sales                            25%             16%             22%            25%
Income (loss) from operations             $ 28,921        $  7,780        $  9,961       $ 13,581
Percent of net sales                            10%              3%              5%             8%
Net income (loss)                         $ 21,078        $  5,880        $  8,554       $ 12,849
Percent of net sales                             7%              2%              4%             8%
Capital expenditures                      $ 44,472        $ 29,540        $ 46,768       $ 20,492
Research and development expenses           15,041           8,626           9,846          5,770
Depreciation expense                        28,174          23,974          15,737         12,908
Cash flow from operating activities         57,814          11,967          22,449         19,397
-----------------------------------------------------------------------------------------------------
AT YEAR END:
-----------------------------------------------------------------------------------------------------
Receivables                               $ 40,683        $ 39,115        $ 22,320       $ 25,454
Inventories                                 13,298           9,529           7,899          5,638
Working capital                             54,284          51,996          26,238         49,018
Net property, plant and equipment           93,816          77,887          72,419         41,513
Total assets                               190,898         151,148         116,639        109,126
Total debt                                  37,700          40,080          12,460         16,755
Total debt as a percentage of total
 capitalization                                 24%             30%             12%            18%
Shareholders' investment                  $119,745        $ 94,619        $ 88,689       $ 77,025
Return on shareholders' investment              20%              6%             10%            23%
Number of employees                          4,858           4,600           4,108          3,332
Shares of stock outstanding                 16,341          15,999          15,993         15,519
-----------------------------------------------------------------------------------------------------
PER SHARE INFORMATION:
-----------------------------------------------------------------------------------------------------
Net income (loss)-- diluted               $   1.28        $   0.36        $   0.53       $   0.91
Shareholders' investment (book value)         7.33            5.91            5.55           4.96
Price range:
   High                                      29.67           13.29           16.58          10.67
   Low                                        7.67            7.25            6.83           3.17
-----------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
FOR THE YEAR:                                    1991            1990            1989            1988
------------------------------------------------------------------------------------------------------
Net sales                                     $143,260        $122,444        $ 92,321        $113,714
Gross profit (loss)                             27,920          26,107           7,696          19,329
Percent of net sales                                19%             21%              8%             17%
Income (loss) from operations                 $  7,265        $  8,528        $ (7,221)       $  6,540
Percent of net sales                                 5%              7%             (8%)             6%
Net income (loss)                             $  4,499        $  5,338        $ (5,693)       $  4,267
Percent of net sales                                 3%              4%             (6%)             4%
Capital expenditures                          $ 17,747        $  6,794        $  9,568        $ 18,820
Research and development expenses                4,208           3,959           4,065           2,774
Depreciation expense                            11,253           9,719          12,305           8,047
Cash flow from operating activities             16,944          15,174           6,871           7,291
------------------------------------------------------------------------------------------------------
AT YEAR END:
------------------------------------------------------------------------------------------------------
Receivables                                   $ 18,499        $ 20,216        $ 15,932        $ 19,166
Inventories                                      4,580           5,913           3,898           5,119
Working capital                                 18,083          22,768          15,767          13,716
Net property, plant and equipment               34,304          27,618          30,419          36,494
Total assets                                    65,992          64,669          55,775          63,095
Total debt                                      19,354          20,550          21,756          19,469
Total debt as a percentage of total
 capitalization                                     37%             42%             48%             40%
Shareholders' investment                      $ 33,512        $ 28,834        $ 23,426        $ 28,888
Return on shareholders' investment                  14%             20%            (22%)            16%
Number of employees                              2,798           2,648           2,327           2,830
Shares of stock outstanding                     11,907          11,844          11,823          11,634
------------------------------------------------------------------------------------------------------
PER SHARE INFORMATION:
------------------------------------------------------------------------------------------------------
Net income (loss)-- diluted                   $   0.37          $ 0.45     $     (0.48)       $   0.36
Shareholders' investment (book value)             2.81            2.43            1.98            2.48
Price range:
   High                                           4.58            4.50            5.08            7.33
   Low                                            2.04            1.67            2.08            3.00
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